UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

COINSTAR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2011

Dear Coinstar Stockholders:

We are pleased to invite you to the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will begin at 10:00 a.m. local time on Wednesday, June 1, 2011, at the Maplewood Building in the Bellefield Office Park, located at 1687 114th Avenue S.E., Bellevue, Washington 98004. Directions and a map to the Maplewood Building are located on the back of the Proxy Statement.

At the Annual Meeting, you will be asked to:

1.	elect three directors nominated by our Board of Directors;

2.	approve the Coinstar, Inc. 2011 Incentive Plan (the “2011 Plan”);

3.	approve an advisory resolution on the compensation of our named executive officers;

4.	vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers;

5.	ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

6.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Board of Directors recommends that you vote:

FOR the election of the three Board-nominated directors;

FOR the approval of the 2011 Plan;

FOR the approval of the compensation of our named executive officers;

FOR an annual advisory vote on the compensation of our named executive officers; and

FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

At the Annual Meeting, you will also have the opportunity to hear a review of our business operations during the past year and ask questions.

If you have any questions concerning the Annual Meeting or any matters contained in the Proxy Statement, please contact our Investor Relations Department via telephone at (425) 943-8242 or via email at investor.relations@coinstar.com. You may also contact Georgeson Inc., our proxy solicitor, at (800) 868-1391 for assistance in voting your shares.

We hope you can join us at the Annual Meeting. Regardless of whether you plan to attend, please read the enclosed Proxy Statement, and vote by telephone, by internet, or by marking your vote on the enclosed proxy card, signing and dating the proxy card, and returning it to us in the enclosed envelope. Your vote is important, so please return your proxy card or vote by telephone or by internet promptly.

Sincerely,

Deborah L. Bevier Chair of the Board of Directors	Paul D. Davis Chief Executive Officer

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 1, 2011

10:00 A.M. LOCAL TIME

BELLEVUE, WASHINGTON

TO THE STOCKHOLDERS OF COINSTAR, INC.:

On Wednesday, June 1, 2011, we will hold our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) at the Maplewood Building in the Bellefield Office Park at 1687 114th Avenue S.E., Bellevue, Washington 98004. The Annual Meeting will begin at 10:00 a.m. local time. Directions and a map to the Maplewood Building, where you will be able to attend the Annual Meeting and vote in person, are located on the back of the Proxy Statement, which follows this Notice. At the Annual Meeting, stockholders will be asked to:

1.	elect three directors nominated by our Board of Directors;

2.	approve the Coinstar, Inc. 2011 Incentive Plan (the “2011 Plan”);

3.	approve an advisory resolution on the compensation of our named executive officers;

4.	vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers;

5.	ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

6.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Proxy Statement fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.

You are entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting if you were a stockholder of record at the close of business on Monday, April 4, 2011. At the Annual Meeting and for ten days prior, a list of stockholders of record entitled to vote will be available for any purpose germane to the Annual Meeting at our principal executive offices, 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242.

Regardless of whether you plan to attend the Annual Meeting, please vote by telephone, by internet, or by completing, dating, signing, and returning the enclosed proxy card as promptly as possible in order to ensure your representation at the Annual Meeting. A prepaid return envelope is enclosed for returning the proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through a broker, bank, or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from your broker, bank, or other holder of record.

The Proxy Statement is furnished in connection with the solicitation of proxies by Coinstar, Inc. on behalf of the Board of Directors for the Annual Meeting. Distribution of the Proxy Statement and form of proxy to stockholders is scheduled to begin on or shortly after April 26, 2011.

By Order of the Board of Directors

Donald R. Rench Chief Legal Officer, General Counsel and Corporate Secretary

Bellevue, Washington

April 26, 2011

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting To Be Held on June 1, 2011.

The Proxy Statement and the 2010 Annual Report are available at www.coinstarinc.com/proxy.

i

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (our “Board” or “Board of Directors”) of Coinstar, Inc. (“Coinstar,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement and form of proxy are scheduled to be distributed to stockholders beginning on or shortly after April 26, 2011.

You are invited to attend our Annual Meeting on Wednesday, June 1, 2011, beginning at 10:00 a.m. local time. The Annual Meeting will be held at the Maplewood Building in the Bellefield Office Park, located at 1687 114th Avenue S.E., Bellevue, Washington 98004. Directions and a map to the Maplewood Building are located on the back of this Proxy Statement.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of certain current and former directors and certain current and former executive officers for fiscal 2010, and other information.

Who is entitled to vote?

Holders of Coinstar common stock at the close of business on Monday, April 4, 2011 (the “Record Date”), are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”) and vote at the Annual Meeting. As of the close of business on the Record Date, there were 31,370,150 shares of Coinstar common stock outstanding and entitled to vote.

How many votes do I have?

Each share of Coinstar common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of Coinstar common stock, you are entitled to 30 votes on each matter at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Coinstar’s transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the “stockholder of record,” and the Notice, Proxy Statement, Coinstar’s Annual Report to Stockholders (including Coinstar’s Form 10-K for the year ended December 31, 2010) (the “Annual Report”), and proxy card have been sent directly to you by Broadridge Financial Solutions, Inc.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. In this case, the Notice, Proxy Statement, Annual Report, and applicable voting instruction form should have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form included in the mailing.

What am I voting on?

You are being asked to vote on five proposals:

(1)	the election of three directors nominated by our Board of Directors;

(2)	the approval of the Coinstar, Inc. 2011 Incentive Plan (the “2011 Plan”);

(3)	the approval of an advisory resolution on the compensation of our named executive officers;

(4)	the frequency of future advisory votes on the compensation of our named executive officers; and

(5)	the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm.

In addition, you will be asked to consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

How do I vote?

Vote by Internet.    You can vote by internet. The website address for internet voting can be accessed through the website printed on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. You can use the internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Internet voting is available 24 hours a day. If you vote by internet, you do NOT need to vote by telephone or by mail.

Vote by Telephone.    You can vote by telephone by calling the toll-free telephone number appearing on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. In order to cast your vote telephonically, you may transmit your voting instructions from any touch tone telephone up until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote by internet or by mail.

Vote by Mail.    You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope. If you vote by returning a proxy card or voting instruction form, you do NOT need to vote by internet or by telephone.

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting.    All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by internet, or by mail so that your vote will be counted if you later decide not to attend.

Coinstar is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

How many copies of the proxy materials should I have received?

In certain cases, only one Annual Report and one Proxy Statement are delivered to multiple stockholders sharing an address. Upon request, the Company will promptly deliver separate copies of the Annual Report and Proxy Statement to a stockholder at a shared address to which single copies of the documents were delivered. The stockholder should request the separate copies by contacting our Investor Relations Department via telephone at (425) 943-8242 or by writing to the following address: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. Stockholders of record sharing an address who are receiving multiple copies of Annual Reports and Proxy Statements may request delivery of single copies by contacting the Company in the manner provided above.

If you received more than one proxy card or voting instruction form, please sign and return all proxy cards or voting instruction forms, or vote each proxy card or voting instruction form by telephone or by internet to ensure that all of your shares are voted.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

(1)	delivering appropriate written notice to the Company;

(2)	timely delivering a valid, subsequent proxy by internet, by telephone, or by mail; or

(3)	voting by ballot at the Annual Meeting.

If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as previously described.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242. The list will also be available at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?

The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum to transact business. Abstentions and “broker non-votes” (as described under the heading “What are ‘broker non-votes’ and how do they affect the proposals?”) are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

Shares represented by a valid proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Election of Directors.    A majority voting standard applies to the election of directors in an uncontested election. This means that each of the directors will be elected by the affirmative vote of a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” the director exceeds the number of votes cast “against” the director, with stockholders given the ability to cast votes “for” or “against” a director or to “abstain” from such a vote. Abstentions and broker non-votes will have no effect on the election of directors since only votes cast “for” or “against” a director will be counted. Each incumbent director who has been nominated for election at the Annual Meeting has tendered an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for election at the Annual Meeting and (ii) the acceptance of such resignation by a committee of our independent directors. In the event that one of the director nominees does not receive a majority of the votes cast at the Annual Meeting, a committee of our independent directors will determine whether to accept or reject the previously tendered resignation, or whether other action should be taken. The committee of independent directors is generally required to act in such instances within 90 days of the certification of the election results.

Approval of the 2011 Plan.    The affirmative vote of a majority of the votes cast on the proposal to approve the 2011 Plan, at which a quorum is present, either in person or by proxy, is required to approve the 2011 Plan. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Advisory Vote on Executive Compensation.    Under Coinstar’s Amended and Restated Bylaws (our “Bylaws”), the votes cast “for” must exceed the votes cast “against” the advisory resolution on the compensation of our named executive officers. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” the proposal.

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation.     For the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, the frequency alternative receiving the greatest number of votes—every year, every two years, or every three years—will be the frequency that stockholders approve. You may vote in favor of holding future advisory votes on executive compensation every year, every two years, or every three years, or you may choose to abstain. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” any of the frequency alternatives.

Ratification of KPMG LLP and Other Proposals.    Under our Bylaws, the votes cast “for” must exceed the votes cast “against” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm and generally any other proposals. Abstentions and, if applicable, broker non-votes will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” these proposals.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the Notice. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have the authority to vote the shares in their best judgment.

What are “broker non-votes” and how do they affect the proposals?

A “broker non-vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder (i) has not received instructions from the beneficial owner and (ii) does not have discretionary voting power for that particular item.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). If you are a beneficial owner, your broker, bank, or other holder of record has “discretion” to vote your shares on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm if the holder of record does not receive voting instructions from you. However, such holder of record may not vote your shares on the election of directors, the proposal to approve the 2011 Plan, the advisory resolution on the compensation of our named executive officers, or the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers without your voting instructions on those proposals, because such proposals are considered “non-discretionary.” Accordingly, without your voting instructions on those proposals, a broker non-vote will occur.

What is the effect of the advisory resolution on the compensation of our named executive officers and the proposal to vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers?

Under an amendment to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), recently adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are able to vote to approve, on a nonbinding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers. In accordance with the new requirements, we are providing our stockholders with an opportunity to express their views on our executive compensation program, commonly known as a “say-on-pay” proposal. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee of the Board of Directors (the “Compensation Committee”) will review and consider the voting results when making future decisions regarding our executive compensation program.

The Dodd-Frank Act also contains a provision enabling our stockholders to vote, on a nonbinding, advisory basis, not less frequently than once every six years, on how frequently we should have a say-on-pay proposal. In accordance with the new requirements, we are providing our stockholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference on the frequency of future advisory votes on the compensation of our named executive officers. Stockholders may indicate whether they prefer that we conduct future advisory votes on executive compensation every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal. Although this advisory vote on the frequency of future advisory votes on executive compensation is nonbinding, the Board of Directors and the Compensation Committee will carefully review the voting results when determining the frequency of future advisory votes on executive compensation.

What is the effect of the proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm?

Selection of Coinstar’s independent registered public accounting firm is not required to be submitted to a vote of stockholders. The Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors (the “Audit Committee”) to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors has elected to submit the selection of KPMG LLP as our independent registered public accounting firm to stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another firm without resubmitting the matter to Coinstar’s stockholders. Even if the appointment is ratified, the Audit Committee may, at its discretion, appoint a different independent registered public accounting firm at any time during the year.

Who counts the votes?

Broadridge Financial Solutions, Inc. will serve as the inspector of election and will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions, and broker non-votes and, for the advisory vote on the frequency of future advisory votes on executive compensation, the votes for each of the frequency alternatives—every year, every two years, or every three years.

Who will pay for the cost of this proxy solicitation?

Coinstar will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by Coinstar directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission. No additional compensation will be paid to directors, officers, or other employees for soliciting proxies. We furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Georgeson Inc. to aid in the solicitation of proxies. We currently estimate the fees payable to Georgeson Inc. in connection with such services to be approximately $12,000, plus reimbursement of out-of-pocket expenses.

When will Coinstar announce the results of the voting?

We will announce preliminary voting results at the Annual Meeting. We will report the voting results in a Form 8-K within four business days after the end of the Annual Meeting. The report on Form 8-K, and any amendments, will be available at www.sec.gov and on our website at www.coinstarinc.com.

What are the requirements for admission to the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a Coinstar stockholder as of the close of business on the Record Date or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record as of the Record Date. If you are a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your account statement reflecting ownership as of the Record Date, a copy of the voting instruction card provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Bylaws currently divide the Board of Directors into three classes. Each class has a three-year term. Mr. Daniel W. O’Connor resigned from the Board in March 2011. The Board is considering its options for addressing the vacancy created by Mr. O’Connor’s resignation, including the nomination of additional directors at such time as qualified candidates are identified. The proxies cannot be voted for a greater number of nominees than the number of nominees named in this Proxy Statement. Generally, only persons elected by a majority of the directors then in office may fill vacancies on the Board.

Board Composition

As of April 4, 2011, the Board of Directors was composed of six members, divided into three classes as follows:

Name	Age	Term Expiring In	Audit Committee	Compensation Committee	Nominating and Governance Committee
Arik A. Ahitov	35	2013	*	*
Deborah L. Bevier	59	2011	*		**
Paul D. Davis	54	2012
David M. Eskenazy	48	2011	**		*
Robert D. Sznewajs	64	2011	*	*
Ronald B. Woodard	68	2013		**	*

*	Member

**	Chairperson

If elected at the Annual Meeting, Ms. Bevier, Mr. Eskenazy, and Mr. Sznewajs will serve until the 2014 Annual Meeting of Stockholders or until their respective successor is duly elected and qualified, or until their death, resignation, or retirement. Messrs. Ahitov, Davis, and Woodard will continue in office until their respective successor is duly elected and qualified, or until their death, resignation, or retirement.

Except as otherwise specified in a proxy, proxies will be voted for the Board nominees. Ms. Bevier, Mr. Eskenazy and Mr. Sznewajs have consented to being named as Board nominees in this Proxy Statement and have each agreed to serve if elected. Management has no reason to believe that they will be unable to serve. If any of the Board nominees becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Nominees for Election to a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

Deborah L. Bevier

Deborah L. Bevier has been a director of Coinstar since August 2002 and has served as the Board of Directors’ non-employee Chair since October 2008. Ms. Bevier has been a principal of DL Bevier Consulting LLC (an organizational and management consulting firm) since May 2004. Ms. Bevier also served as president of Waldron Consulting, a division of Waldron & Co. (an organizational and management consulting firm), from July 2004 to April 2006. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, president, and chief executive officer of Laird Norton Financial Group and its predecessor companies (an independent financial advisory services firm). From 1973 to 1996, Ms. Bevier held numerous leadership positions with KeyCorp (a bank holding company), including chairman and chief executive officer of Key Bank of Washington. Ms. Bevier currently serves on the board of directors of F5 Networks, Inc. (a global application delivery networking company). She previously served on the board of directors of Fisher Communications, Inc. (a media and communications company) from July 2003 to December 2010 and Puget Sound Bank (a commercial bank) from August 2006 to June 2008.

Ms. Bevier has over 35 years of experience with both public and private companies in areas relevant to Coinstar, including finance, banking, management, and organizational operations. Ms. Bevier’s experience as a director of public companies in the communications, media, and global application delivery networking industries is particularly valuable to Coinstar’s business. In addition to Ms. Bevier’s broad background, she brings extensive strategic and corporate governance experience to our Board of Directors.

David M. Eskenazy

David M. Eskenazy has been a director of Coinstar since August 2000. Mr. Eskenazy has served as chief financial officer for Aegis Senior Communities (a senior living management company specializing in assisted living and memory care) since August 2009. He served as a principal in Esky Advisors LLC (a business advisory services firm) from October 2008 to March 2010. He served as the chief operating officer of Investco Financial Corporation (a real estate development and management company in the Puget Sound region) from April 2008 to September 2008 and as chief investment officer from January 2007 to March 2008. From October 1987 to November 2006, he held a number of financial positions, ultimately serving as executive vice president and chief operating officer at R.C. Hedreen Co. (a hotel development and investment firm). Prior to that, he served on the audit staff of Peat Marwick Mitchell & Co. (an accounting firm). Mr. Eskenazy is a certified public accountant (inactive).

Having served as an independent director of Coinstar since 2000 and chairperson of the Audit Committee since 2001, Mr. Eskenazy possesses a wealth of historical Coinstar institutional knowledge. In addition, with his over 25 years of finance, investment, and accounting experience, he brings deep investment management experience and an understanding of complex accounting to our Board of Directors.

Robert D. Sznewajs

Robert D. Sznewajs has been a director of Coinstar since August 2002. Since January 2000, Mr. Sznewajs has served as president, chief executive officer, and a member of the board of directors of West Coast Bancorp (a bank holding company). He was also a member of the board of directors of the Portland Branch of the Federal Reserve Bank of San Francisco from January 2004 to December 2009. Mr. Sznewajs is a certified public accountant (inactive).

Mr. Sznewajs brings valuable leadership experience to the Board of Directors, having served in multiple board and executive leadership positions at public and private companies. Mr. Sznewajs also brings to our Board a valuable understanding of accounting functions, financial operations, and retail consumers, as well as a general appreciation for the current economic, business, and governance issues facing public companies from the perspective of a board member and sitting chief executive officer.

The Board of Directors Recommends a Vote “FOR”

Each of the Board’s Nominees.

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

Paul D. Davis

Paul D. Davis has served as our Chief Executive Officer and as one of our directors since April 1, 2009, after having served as our Chief Operating Officer from April 2008 to March 2009. From February 2007 to March 2008, Mr. Davis was an independent consultant working with various consumer packaged goods and retail companies. From October 2004 to January 2007, Mr. Davis served as global chief executive of Kettle Foods Inc. (a producer of chips and other snack foods). Prior to that, he served as president and chief executive officer of Barilla America, Inc. (the U.S.-based division of The Barilla Group, a food producer) from February 2002 to October 2004. From March 1999 to October 2001, Mr. Davis served in executive positions at Starbucks Corporation (a specialty coffee retailer), including president, North American Operations from November 1999 to October 2001 and president, Consumer Products Unit from March 1999 to November 1999. From 1983 to 1999, Mr. Davis served in positions of increasing responsibility at Frito-Lay, a division of PepsiCo, Inc. (a food and beverage company), most recently as president of Hostess Frito-Lay Company, Canada.

In his capacity as Coinstar’s Chief Executive Officer, Mr. Davis brings intimate knowledge of Coinstar’s day-to-day operations to our Board of Directors. In addition, through his prior executive and management experience, Mr. Davis has a broad understanding of the operational, financial, and strategic issues facing companies such as Coinstar.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

Arik A. Ahitov

Arik A. Ahitov has been a director of Coinstar since May 2008. In October 2010, Mr. Ahitov joined First Pacific Advisors (an investment company) as a vice president and research analyst for the FPA Capital Fund (including separate accounts in the small/mid-cap absolute value style). From September 2004 to May 2010, he was a vice president and portfolio manager at Shamrock Capital Advisors, Inc. (a registered investment advisor). Prior experience includes management consulting at Mitchell Madison Group (a global management consulting firm), investment banking at Solomon Smith Barney (an investment bank), and business strategy at Free Decision (a technology start-up).

Having originally joined our Board of Directors as a representative of a major stockholder, Mr. Ahitov continues to bring a strong stockholder perspective to our Board of Directors. In addition, Mr. Ahitov’s sharp analytical skills, deep financial understanding, and his prior consulting and investment banking experiences provide a unique perspective regarding Coinstar’s opportunities and challenges.

Ronald B. Woodard

Ronald B. Woodard has been a director of Coinstar since August 2001. Mr. Woodard was chairperson of MagnaDrive Corporation (an industrial magnetic coupling manufacturer) from June 2006 to August 2010. Mr. Woodard co-founded MagnaDrive in April 1999 after a 32-year career with The Boeing Company (an aerospace firm), where he held numerous positions, including president of The Boeing Commercial Airplane Group. Mr. Woodard is currently a director of AAR Corp. (a provider of aftermarket support to the aviation and aerospace industry), Knowledge Anywhere (an on-line provider of employee training), the Shaw Island School Board, and, since June 2010, a lifetime member of the board of directors of the Seattle Symphony. Mr. Woodard is also a past director of Continental Airlines, Inc. (a commercial airline company) (from May 2003 to December 2010) and served as chair of the board of directors of the Seattle Symphony for 11 years (with his most recent three-year term as chair ending in June 2007).

With Mr. Woodard’s years of experience at The Boeing Company and his years of board service, including his current board positions, he brings valuable commercial insight and experience to our Board of Directors. His role at The Boeing Company and his continued engagement in the aerospace industry provide him with valuable experience in complex public company dynamics, including international operations. In addition, having served as an independent director of Coinstar during a time of significant growth, Mr. Woodard has a valuable historical perspective regarding Coinstar’s business.

CORPORATE GOVERNANCE

Board of Directors

During 2010, the Board of Directors met 19 times. The standing committees of the Board held a total of 31 meetings. No member attended fewer than 88% of the meetings of the Board and standing Board committees on which he or she served. It is Coinstar’s policy to request and encourage all of its directors and director nominees to attend in person annual meetings of stockholders, absent unavoidable conflicts or extenuating circumstances that prohibit attendance. Last year, all directors attended the 2010 Annual Meeting of Stockholders.

The Nasdaq Listing Rules require that a majority of our Board of Directors be “independent directors,” as defined in Nasdaq Listing Rule 5605(a)(2). The Board of Directors, following the review and recommendation of the Nominating and Governance Committee, reviewed the independence of the persons who served as our directors during 2010, including whether specified transactions or relationships exist currently, or existed during the past three years, between our directors, or certain family members or affiliates of our directors, and Coinstar and our subsidiaries, certain other affiliates, or our independent registered public accounting firm. In the review, the placement of Coinstar products and services in West Coast Bank locations, which are owned and operated by West Coast Bancorp, of which Mr. Sznewajs is the president, the chief executive officer, and a member of the board of directors, was considered. Further, the Board considered Mr. Ahitov’s prior affiliations with Shamrock funds and their affiliates, which collectively had a greater than 5% beneficial ownership of Coinstar through April 2010, but which no longer have such ownership. In addition, our former director Mr. O’Connor’s majority ownership interest in an advisory firm that provides services to an affiliate of one of our studio distributors was considered. As a result of the review, the Board determined that all of the directors, except for Mr. Davis, who is an employee, were “independent” under the applicable Nasdaq Listing Rules described above, including former director Mr. O’Connor during his term of service on the Board.

Our non-employee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for most Board and committee meetings. The Chair of the Board of Directors (for Board executive sessions) and the chairperson of each committee (for committee executive sessions) act as the chair of the applicable executive sessions of the non-employee directors.

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Principles provide that it is our policy that the positions of Chief Executive Officer and Chair of the Board of Directors not be held by the same person. The Board believes that separating these two positions is in the best interests of the Company. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board believes this leadership structure to be preferred by a significant number of the Company’s stockholders. The Board also believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The Board of Directors considers oversight of Coinstar’s risk management efforts to be a responsibility of the entire Board (as reported by and through the appropriate committee in the case of risks that are under the purview of a particular committee). Management provides the full Board regular updates on major Company initiatives, strategies, and related risks. The Compensation Committee provides oversight of the Company’s pay policies and practices including risks associated with executive compensation. The Nominating Committee oversees risks associated with corporate governance and Board composition, including the independence of Board members. The Audit Committee receives the results of an annual risk assessment designed to identify and assess key risks associated with the achievement of the Company’s strategic objectives. In addition, Coinstar’s management has implemented an enterprise risk management (“ERM”) program designed to provide a consistent framework by which key risks across the enterprise can be identified, assessed, evaluated and treated. The structure of the ERM program includes (i) interviews of management to identify risks associated with the achievement of strategic business objectives, (ii) assessment of risks relative to the likelihood of occurrence and severity of impact, (iii) stratification of risks into prioritized tiers, (iv) assignment of “Tier 1” risks to key leaders and executive sponsors, (v) development and implementation of risk treatment plans, and (vi) quarterly reports to the Audit Committee and twice yearly reports to the full Board with respect to risk status and treatment plan progress. Further, the internal audit department utilizes the ERM program to identify areas of focus for the conduct of risk-based internal audits. The Audit Committee receives quarterly reports regarding these risk-based internal audits which include management action plans designed to mitigate deficiencies and related risks. The Audit Committee also provides oversight concerning key financial risks and, pursuant to its charter, discusses Company policies with respect to risk assessment and risk management.

The chairperson of the relevant Board committee reports on its discussions to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role regarding, for example, compensation and governance-related risks.

Board Committees

The Board of Directors has established the following standing committees: Audit, Compensation, and Nominating and Governance. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other special committees to address special projects or matters of interest to the Board.

All of the members of each of the standing committees meet the criteria for independence prescribed by Nasdaq. Membership of the standing committees is determined annually by the Board of Directors. Adjustments to committee assignments may be made at any time. As of April 4, 2011, membership of each standing committee was as set forth above under “Board Composition.”

The Board of Directors has adopted a written charter for each standing committee. Stockholders may access a copy of each standing committee’s charter on the Investor Relations section of Coinstar’s website at www.coinstarinc.com. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	10 meetings in 2010

The purpose of the Audit Committee is to assist the Board of Directors in oversight of (i) the integrity of Coinstar’s financial statements, (ii) Coinstar’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of Coinstar’s independent registered public accounting firm and the internal auditors, and (v) compliance with Coinstar’s code of ethics for senior financial officers and with Coinstar’s code of conduct for all Coinstar personnel. The Audit Committee retains the authority and responsibility to select, evaluate, and, where appropriate, replace the independent registered public accounting firm. The Audit Committee may retain independent counsel and accountants and other professionals to assist it without seeking Board approval with respect to the selection, fees, or terms of engagement of any such advisors.

The Audit Committee meets with our independent registered public accounting firm at least quarterly, prior to releasing our quarterly results, to review the results of the registered public accounting firm’s interim reviews or annual audit before the results are released to the public or filed with the Securities and Exchange Commission (the “SEC”) or other regulators. The Audit Committee also reviews and comments on the quality of our accounting principles and financial reporting and controls, adequacy of staff, and the results of procedures performed in connection with the audit process.

The charter of the Audit Committee requires that it be composed of at least three directors, all of whom meet the independence requirements established by the Board of Directors, Nasdaq, and applicable laws and regulations. Each Audit Committee member must meet the financial literacy, experience, and expertise requirements of the SEC, Nasdaq, and applicable laws and regulations. At least one Audit Committee member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the Board, the SEC, and Nasdaq. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including our Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and Nasdaq. The Board has also determined that Messrs. Eskenazy and Sznewajs are “audit committee financial experts” under SEC rules, have accounting or related financial management experience, and are financially sophisticated under the Nasdaq Listing Rules.

Compensation Committee	11 meetings in 2010

The purpose of the Compensation Committee is to ensure that Coinstar’s compensation practices further the shared interests of stockholders and management to attract, hire, retain, and motivate the people needed to achieve Coinstar’s performance goals. In particular, the Compensation Committee (i) defines and oversees the executive compensation programs (including compensation of the Chief Executive Officer), (ii) reviews, approves, and administers equity-based compensation and benefit plans, (iii) periodically reviews other employee compensation and benefits programs, and (iv) defines and oversees the director compensation program.

The Compensation Committee’s charter reflects the responsibilities noted above and is reviewed regularly by the Compensation Committee. The charter also requires that the Compensation Committee be composed of at least three directors, all of whom are non-employee outside directors and meet the independence requirements established by the Board of Directors, Nasdaq, and applicable laws and regulations. The Board has determined that each member of the Compensation Committee meets such requirements. The Compensation Committee meets throughout the year at scheduled and special times, and takes actions by written consent, when necessary.

Pursuant to the Compensation Committee’s charter, the Compensation Committee may engage professional consultants to assist it in meeting its responsibilities. The Compensation Committee may work with Coinstar’s human resources professionals and with outside consultants to conduct market surveys to assess and compare executive compensation levels and pay practices in similarly situated companies. The Compensation Committee has sole authority to retain outside counsel, compensation consultants, or other experts or consultants, including sole authority to terminate and approve the fees and other retention terms for such persons. To the extent permitted by applicable law, regulations, and Nasdaq, the Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors, or to Coinstar’s officers, to perform certain duties on its behalf.

The Compensation Committee reports frequently to the Board of Directors and maintains open communication with Coinstar’s Chief Executive Officer, independent consultants, and internal human resources professionals. The Compensation Committee establishes an annual meeting schedule. Other meetings may be called by the Compensation Committee’s chairperson or at the direction of the Board. The Compensation Committee’s chairperson and Coinstar’s Chief Executive Officer and/or Chief People Officer jointly prepare an agenda for each Compensation Committee meeting.

Compensation Consultant

Pursuant to the Compensation Committee’s charter, as outlined above, the Compensation Committee may engage outside consultants to assist it in meeting its responsibilities. For 2010 executive compensation, the Compensation Committee retained Towers Watson as a compensation consultant to conduct a total direct compensation analysis for executive officers and other executives and to make recommendations for changes based on our pay philosophy, business objectives, and stockholder expectations. Towers Watson conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of companies with revenues of similar size to the Company that are either in similar lines of business or the same region. In 2010, a Towers Watson consultant attended five Compensation Committee meetings and held several telephone conference calls with the Compensation Committee’s chairperson and management during the executive compensation evaluation process. Towers Watson did not provide any other services to Coinstar and only received fees from Coinstar on behalf of the Compensation Committee. Towers Watson did not determine any aspect of Coinstar’s executive compensation. Please refer to “Compensation Discussion and Analysis” for a discussion of the Compensation Committee’s determinations regarding executive compensation for 2010.

Role of Executives in Establishing Compensation

With support from Coinstar’s Human Resources department, our Chief Executive Officer prepared and provided recommendations to the Compensation Committee on the following items: base salaries for current executives (excluding himself), the design of the 2010 short-term and long-term incentive plans for executive officers, and the grant value of equity awards provided to executive officers (excluding himself). At the request of the Compensation Committee, the Chief Executive Officer assisted in the review of compensation studies and proposed incentive plans, including, at the delegation of the Compensation Committee, proposing specific performance goals to be reviewed by the Compensation Committee with respect to short-term and long-term executive compensation. Also at the request of the Compensation Committee, the Chief Executive Officer, the General Counsel, and members of the Human Resources Department attended the Compensation Committee meetings that related to executive compensation; however, the executives did not attend the executive sessions of the meetings. In connection with reviewing and determining executive compensation, the Compensation Committee asked the Chief Executive Officer to provide recommendations for compensation levels for the other executive officers. The Compensation Committee uses this information along with, among other things, survey data and market studies to determine executive compensation.

Nominating and Governance Committee	10 meetings in 2010

The purpose of the Nominating and Governance Committee (the “Nominating Committee”) is to (i) identify individuals qualified to become members of the Board of Directors, (ii) approve and recommend to the Board director candidates, (iii) oversee evaluations of the Board and its committees, (iv) monitor the independence of non-employee directors, (v) develop, annually update, and recommend to the Board corporate governance principles and policies applicable to Coinstar, and (vi) monitor compliance with such principles and policies.

The charter of the Nominating Committee requires that it be composed of at least three directors, each of whom meets the independence standards required by the Board of Directors, Nasdaq, and applicable laws and regulations. The Board has determined that each member of the Nominating Committee meets such requirements.

As noted above, the Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Nominating Committee has authority to retain and terminate any search firm that is used to identify director candidates and retains the sole authority to approve fees and other retention terms relating to search firms. The Nominating Committee may also retain independent counsel and other professionals to assist it.

The Nominating Committee reviews annually the appropriate skills and characteristics required of members of the Board of Directors in light of the current makeup of the Board. When assessing a director candidate’s qualifications, the Nominating Committee will consider, among other factors, issues of expertise (including retail, public company, and policy-making experience), independence, personal and professional ethics, integrity, values, and diversity, as well as skills relating to finance, public policy, management, and business. The Nominating Committee does not have a formal policy with respect to diversity, which includes age, geography, professional, or other; however, the Nominating Committee and the Board believe it essential to have directors representing diverse viewpoints. Accordingly, diversity, considered broadly, is one factor considered by the Nominating Committee in evaluating overall Board composition and evaluating appropriate director candidates. The director selection guidelines are further described in Exhibit A to the Nominating Committee’s charter.

Pursuant to its charter, the Nominating Committee will also consider qualified director candidates recommended by Coinstar’s stockholders. The Nominating Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the Nominating Committee or the Board of Directors. Stockholders can recommend director candidates by following the instructions outlined below under “Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the Nominating Committee for consideration by any of Coinstar’s stockholders in connection with the Annual Meeting.

DIRECTOR COMPENSATION

2010 Director Compensation Table

The following table shows compensation earned by or paid to non-employee directors who served as directors for 2010. Mr. Davis, as Chief Executive Officer, did not receive additional compensation for his services on the Board of Directors in 2010. The compensation of Mr. Davis is described in the “2010 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Arik A. Ahitov (3)	$82,250	$74,970	$34,575	$191,795
Deborah L. Bevier	129,500	104,980	49,419	283,899
David M. Eskenazy	101,250	74,970	34,575	210,795
Daniel W. O’Connor (4)	76,000	74,970	34,575	185,545
Robert D. Sznewajs	87,000	74,970	34,575	196,545
Ronald B. Woodard	99,750	74,970	34,575	209,295

(1)	As of December 31, 2010, non-employee members of the Board of Directors had the following aggregate number of restricted stock awards outstanding: Mr. Ahitov, 1,414; Ms. Bevier, 1,980; Mr. Eskenazy, 1,414; Mr. O’Connor, 1,414; Mr. Sznewajs, 1,414; and Mr. Woodard, 1,414. The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) for awards granted during the fiscal year ended December 31, 2010. Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report. On June 1, 2010, each non-employee director received an annual award of 1,414 shares of restricted stock with a grant date fair value of approximately $75,000 and Ms. Bevier, as Chair of the Board, received an additional award of 566 shares of restricted stock with a grant date fair value of approximately $30,000; each such restricted stock award vests one year from the date of grant and, if unvested, is forfeited upon a director’s termination of service.

(2)	As of December 31, 2010, non-employee members of the Board of Directors had the following aggregate number of stock options outstanding: Mr. Ahitov, 1,337; Ms. Bevier, 36,094; Mr. Eskenazy, 13,300; Mr. O’Connor, 4,309; Mr. Sznewajs, 23,300; and Mr. Woodard, 13,300. The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during the fiscal year ended December 31, 2010. Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report. On June 1, 2010, each non-employee director received an annual stock option grant to purchase 1,337 shares of common stock with a grant date fair value of approximately $35,000 and Ms. Bevier, as Chair of the Board, received an additional stock option grant to purchase 571 shares of common stock with a grant date fair value of approximately $15,000; each such stock option vests in equal monthly installments over one year from the date of grant and has a term of five years.

(3)	Includes fees for the first quarter of 2010 ($30,000) that were paid to Shamrock Capital Advisors, Inc., where Mr. Ahitov served as a Vice President until May 28, 2010.

(4)	Mr. O’Connor resigned from the Board of Directors effective March 18, 2011.

Time and Manner of Compensation

Cash compensation for attending committee meetings and more than ten meetings of the Board of Directors in a given year is paid at the end of each fiscal quarter. Annual cash retainers for service as a director or committee chairperson are paid in quarterly installments at the same time as committee meeting fees are paid. Directors are also reimbursed for reasonable Coinstar-related travel expenses. In the past, we allowed directors to defer portions of their annual cash compensation into tax-deferred interest-bearing accounts pursuant to our Outside Directors’ Deferred Compensation Plan. Effective January 1, 2005, we suspended future deferrals under this plan due to low participation. Effective November 2, 2010, the Outside Directors’ Deferred Compensation Plan was terminated and the one remaining director who maintained interests in the plan received a distribution of his deferrals under the plan.

Pursuant to a non-employee director program, as amended on June 4, 2007 and administered under the 1997 Amended and Restated Equity Incentive Plan, stock options and restricted stock awards are automatically awarded upon initial election or appointment to the Board of Directors and following each annual meeting of stockholders. The terms of these awards are described in footnotes 1 and 2 to the table above. Stock options are granted with exercise prices equal to the per share fair market value of Coinstar common stock on the date of grant.

2010 Director Compensation

For 2010, the components of Coinstar’s standard non-employee director cash and equity compensation were:

Compensation Paid to Non-Employee Directors
Annual retainer	$50,000
Annual restricted stock award	$75,000	(1)
Annual stock option grant	$35,000	(1)
Stock option grant upon initial election or appointment	Prorated	(2)
Restricted stock grant upon initial election or appointment	Prorated	(2)
Attendance at Board meetings in excess of 10 meetings in a given year	$1,500	(3)

Compensation for Attendance at Committee Meetings
Audit Committee	$1,250
Compensation Committee	$1,000
Nominating and Governance Committee	$1,000

Additional Compensation for Board Chair and Committee Chairpersons
Non-Employee Board Chair
Annual retainer	$35,000
Annual restricted stock award	$30,000	(1)
Annual stock option grant	$15,000	(1)
Audit Committee Chairperson (if not Board Chair—as of October 1, 2010)	$15,000
Compensation Committee Chairperson (if not Board Chair)	$10,000
Nominating and Governance Committee Chairperson (if not Board Chair)	$7,500

(1)	Awards are granted based on grant date fair value.

(2)	Upon an initial election or appointment to the Board of Directors on a date other than the date of an annual meeting of stockholders, each non-employee director is automatically granted a prorated annual option grant and restricted stock award, based on the number of full calendar months between the date of initial election or appointment and the date of the first anniversary of the then last annual meeting of stockholders.

(3)	Each one-year period is measured from the date of one annual meeting of stockholders to the next annual meeting of stockholders.

Non-Employee Director Stock Ownership Guidelines

The Board of Directors believes that significant stock ownership by its non-employee directors further aligns their interests with the interests of the Company’s stockholders. Effective December 1, 2010, the Board approved revised stock ownership guidelines that provide that each non-employee director should personally own shares of Coinstar’s common stock equal in market value to at least five times (5x) his or her annual base retainer. Shares of stock that count towards satisfaction of these guidelines include (a) fully vested shares owned directly or indirectly through immediate family members and (b) unvested restricted shares. The shares owned are valued at the greater of (a) the price at the time of purchase/acquisition or (b) the current market value. Ownership is measured as of December 1 of each year. Non-employee directors as of the date the guidelines were adopted are expected to meet the guidelines by December 1, 2015. Non-employee directors joining the Board after the guidelines were adopted will have until December 1 of the fifth fiscal year after being appointed as a director to come into compliance. Non-employee directors must show progress of at least 20% per year toward the five-year stock ownership target until such target is met. The first measurement date under the new guidelines will be on December 1, 2011.

For additional information regarding the stock holdings of our non-employee directors, see “Security Ownership of Certain Beneficial Owners, Directors, and Management.” Mr. Davis is subject to the officer stock ownership guidelines described in “Compensation Discussion and Analysis.”

PROPOSAL 2: APPROVAL OF THE COINSTAR, INC. 2011 INCENTIVE PLAN

The Company’s Board of Directors believes that the effective use of stock-based long-term incentive compensation has been integral to the Company’s success in the past and is vital to its ability to achieve continued strong performance in the future. Accordingly, the Board is seeking stockholder approval of the Coinstar, Inc. 2011 Incentive Plan (the “2011 Plan”). The Board approved the 2011 Plan on April 11, 2011, subject to stockholder approval at the Annual Meeting. The Board recommends that stockholders vote for approval of the 2011 Plan.

If the 2011 Plan is approved by stockholders, it will replace the Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”), which will be terminated as to new awards subject to the approval of the 2011 Plan. Outstanding awards under the 1997 Plan will continue to be governed by the terms of the 1997 Plan until exercised, expired or otherwise terminated or canceled. As of April 14, 2011, 1,364,857 shares of common stock were available for issuance under the 1997 Plan and 1,617,326 shares of common stock were subject to outstanding awards under the 1997 Plan.

The 2011 Plan initially authorizes the issuance of 600,000 shares of common stock. In addition, up to 2,985,055 shares authorized for issuance under the 1997 Plan may become available for issuance under the 2011 Plan to the extent such shares, as of the date of stockholder approval of the 2011 Plan, (a) have not been issued under the 1997 Plan and are not subject to outstanding awards under the 1997 Plan or (b) are subject to outstanding awards under the 1997 Plan but subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares). To address any issues that stockholders may have had regarding the number of shares that Coinstar would be able to grant subject to awards under the 1997 Plan in connection with the proposed amendment of the 1997 Plan in 2010, our Board of Directors determined that the average annual number of shares that may be granted subject to awards during the three fiscal years commencing January 1, 2010 under the 1997 Plan would not be greater than 3.06% (average of the 2009 and the 2010 Risk Metrics Group burn-rate caps for our industry) of the weighted average annual number of outstanding shares during such three fiscal years. Following adoption of the 2011 Plan, the average annual number of shares that may be granted subject to awards during the three fiscal years commencing January 1, 2010 under the 1997 Plan and/or the 2011 Plan will not be greater than 3.06% of the weighted average annual number of outstanding shares during such three fiscal years. For purposes of calculating the number of shares granted in a year, any full value awards will count as equivalent to two shares.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1 million per person in any year. “Covered employees” are defined as the principal executive officer and the three other most highly compensated named executive officers (excluding the principal financial officer). Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as “performance-based” compensation under Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by our stockholders. Stockholder approval of the 2011 Plan also will provide flexibility to grant awards under the 2011 Plan that qualify as “performance-based” compensation under Section 162(m) of the Code.

The following description of the 2011 Plan is a summary, does not purport to be a complete description of the 2011 Plan and is qualified in its entirety by the full text of the 2011 Plan. A copy of the 2011 Plan is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

Description of the 2011 Plan

Purpose

The purpose of the 2011 Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

Administration

The 2011 Plan will be administered by the Board or the Compensation Committee of the Board, which must be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Code. The Board may delegate concurrent administration of the 2011 Plan to different committees consisting of two or more members of the Board in accordance with the 2011 Plan’s terms. In addition, the Board or the Compensation Committee may delegate granting authority to one or more officers of the Company in accordance with the 2011 Plan’s terms. References to the “Committee” in this plan description are, as applicable, to the Board or the Compensation Committee, or other committee or officers authorized to administer the 2011 Plan.

The Committee is authorized to select the individuals to be granted awards, the types of awards to be granted, the number of shares to be subject to awards, and the other terms, conditions and provisions of such awards, as well as to interpret and administer the 2011 Plan and any award or agreement entered into under the 2011 Plan.

Eligibility

Awards may be granted under the 2011 Plan to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies selected by the Committee. As of April 4, 2011, approximately 2,550 people were eligible to receive grants under the 2011 Plan. However, under the Company’s existing equity compensation guidelines, approximately 312 people were eligible to receive grants under the 2011 Plan as of the same date.

Number of Shares

The number of shares of common stock initially authorized for issuance under the 2011 Plan is 600,000 shares. In addition, as of the date of stockholder approval of the 2011 Plan, any shares not issued or subject to outstanding awards under the 1997 Plan plus any shares then subject to outstanding awards under the 1997 Plan that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares) will automatically become available for issuance under the 2011 Plan, up to an aggregate maximum of 2,985,055 shares. The shares of common stock issuable under the 2011 Plan will consist of authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

If any award lapses, expires, terminates or is canceled prior to the issuance of shares or if shares are issued under the 2011 Plan and thereafter are forfeited to the Company, the shares subject to such awards and the forfeited shares will again be available for issuance under the 2011 Plan. The following shares will not become available for issuance under the 2011 Plan:

•	shares tendered by a participant as full or partial payment upon exercise of a stock option;

•

shares reserved for issuance upon grant of stock appreciation rights, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the stock appreciation rights; and

•	shares withheld by, or otherwise tendered to, the Company to satisfy a participant’s tax withholding obligations with respect to the grant, vesting or exercise of an award.

Awards granted in assumption of or in substitution for awards previously granted by an acquired company will not reduce the number of shares authorized for issuance under the 2011 Plan.

If certain changes in our common stock occur by reason of a stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares, distribution to stockholders other than a normal cash dividend or other change in our corporate or capital structure, the Committee will make proportional adjustments to (a) the maximum number and kind of securities available for issuance under the 2011 Plan, (b) the maximum number and kind of securities issuable as incentive stock options, (c) the maximum number and kind of securities issuable as “performance-based” compensation under Section 162(m) of the Code and (d) the number and kind of securities subject to any outstanding awards and the per share price of such securities.

The closing price of our common stock as reported on the NASDAQ Global Select Market on April 4, 2011 was $45.45 per share.

Types of Awards

The 2011 Plan permits the granting of any or all of the following types of awards:

Stock Options.    Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Committee may grant either incentive stock options, which must comply with Section 422 of the Code, or nonqualified stock options. The Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, the Committee determines when stock options are exercisable and what the term of the stock options will be, except that the term cannot exceed ten years. If the stock option agreement does not provide otherwise, stock options will vest according to the schedule set forth in the 2011 Plan.

In the event of termination of service with the Company or a related company, a participant will be able to exercise his or her stock option for the period of time and on the terms and conditions determined by the Committee and stated in the stock option agreement. If the stock option agreement does not provide otherwise, stock options may be exercised in accordance with following:

•	Any portion of a stock option that is not vested and exercisable on the date of termination of service will expire on the date of termination of service.

•	Any portion of a stock option that is vested and exercisable on the date of termination of service will expire on the earlier of:

•	the date that is three months after termination of service, if termination of service is for reasons other than cause, retirement, disability or death;

•	the one-year anniversary of termination of service, if termination of service occurs by reason of retirement, disability or death; or

•	the expiration date of the stock option.

If a participant dies after his or her termination of service but while the stock option is otherwise exercisable, the portion of the stock option that is vested and exercisable on the date of termination of services will generally expire upon the earlier of the stock option expiration date and the one-year anniversary of the date of death. If a participant is terminated for cause, all stock options will generally automatically expire upon notification to the participant of the termination.

Stock Appreciation Rights (SARs).    The Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2011 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Committee in accordance with the procedures described above for stock options. Exercise of an SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot be more than ten years, and the term of a tandem SAR cannot exceed the term of the related stock option.

Stock Awards, Restricted Stock and Stock Units.    The Committee may grant awards of shares of common stock or awards designated in units of common stock. These awards may be made subject to repurchase or forfeiture restrictions at the Committee’s discretion. The restrictions may be based on continuous service with the Company or the achievement of specified performance criteria, as determined by the Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Committee.

Performance Awards.    The Committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock. Performance units are units valued by reference to a designated amount of property other than shares of common stock. Performance shares and performance units may be payable upon the attainment of performance criteria and other terms and conditions as established by the Committee. Performance awards may be payable in stock, cash or other property, or a combination thereof.

Other Stock or Cash-Based Awards.    The Committee may grant other incentives payable in cash or in shares of common stock, subject to the terms of the 2011 Plan and any other terms and conditions determined by the Committee.

Award Limitations

No more than 10% of the shares available under the 2011 Plan may be used for the grant of awards, other than stock options or stock appreciation rights, that either (a) have no restrictions or have restrictions based solely on continuous employment or services over less than three years (except if accelerated pursuant to a change of control or a termination of service) or (b) vest over less than one year (except if accelerated pursuant to a change of control or a termination of service) based on factors other than solely continuous employment or services.

No Repricing

Without stockholder approval, the Committee is not authorized to (a) lower the exercise or grant price of an option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2011 Plan, such as stock splits, (b) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or stock appreciation right, restricted stock or other equity award, unless the cancellation and exchange occur in connection with a merger, acquisition, spin-off or similar corporate transaction or (c) take any other action that is treated as a repricing under generally accepted accounting principles.

Performance-Based Compensation under Section 162(m)

Performance Goals and Criteria.    Under Section 162(m) of the Code, we are generally prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.

For awards intended to qualify as “performance-based” compensation under Section 162(m) of the Code, performance goals may be based on the attainment of specified levels of one, or any combination, of the following performance criteria for the Company as a whole or any affiliate or business unit, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management, or asset management metrics.

The performance goals also may be based on the achievement of specified levels of performance for the Company as a whole (or of any affiliate or business unit) under one or more of the performance criteria described above relative to the performance of other corporations.

The evaluation of performance may include or exclude any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in our annual report to stockholders for the applicable year; acquisitions or divestitures; foreign exchange gains and losses; gains and losses on asset sales; and impairments.

Adjustments.    Awards that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code may be adjusted downwards but not upwards. In addition, achievement of the applicable performance goals related to an award may not be waived, except in the case of the participant’s death or disability. Section 162(m) of the Code requires that a qualifying committee certify that performance goals were achieved before the payment of the “performance-based” compensation.

Limitations.    Subject to certain adjustments for changes in our corporate or capital structure, participants who are granted awards intended to qualify as “performance-based” compensation may not be granted awards, other than performance units, for more than 500,000 shares of common stock in any calendar year. However, additional onetime grants of such awards may be granted for up to 500,000 shares to newly hired or newly promoted individuals. The maximum dollar value payable to any participant with respect to performance units or any other awards payable in cash that are intended to qualify as “performance-based” compensation cannot exceed $3,000,000 in any calendar year.

Change of Control

Effect of Change of Control.    Under the 2011 Plan, unless the Committee determines otherwise in the instrument evidencing an award or in a written employment, services or other agreement between a participant and the Company or a related company, in the event of a change of control:

•

If the change of control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•

If the change of control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•

All performance shares and performance units earned and outstanding as of the date the change of control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change of control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

•	The Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Definition of Change of Control and Company Transaction.    Unless the Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and the Company or a related company, a change of control of the Company generally means the occurrence of any of the following events:

•

an acquisition by any individual, entity or group of beneficial ownership of 20% or more, if not approved in advance by a majority of the incumbent Board, or 33% or more, if approved in advance by a majority of the incumbent Board, of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

•

a change in the composition of the Board such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board); or

•

consummation of a company transaction, which is generally defined as a merger or consolidation, a sale of at least 60% of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 60% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 33% or more of the then outstanding common stock or voting securities of the company resulting from such transaction, and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

If we dissolve or liquidate, unless the Committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

Term, Termination and Amendment

Unless earlier terminated by the Board or the Compensation Committee, the 2011 Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by stockholders. The Board or the Compensation Committee may amend, suspend or terminate the 2011 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment, and only the Board may amend the Plan if stockholder approval of the amendment is required. The amendment, suspension or termination of the 2011 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially adversely affect any rights under an outstanding award.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2011 Plan generally applicable to the Company and to participants in the 2011 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options.    A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options.    A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights.    A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards.    Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares. When a participant sells the shares, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares plus the amount of taxable ordinary income recognized by the participant upon receipt of the shares.

Restricted Stock Awards.    A recipient of a restricted stock award generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares on the date the restrictions lapse over the amount, if any, paid by the participant with respect to the shares. However, no later than 30 days after a participant receives the restricted stock award, the participant may elect to recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided the election is properly made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of making the election. Any dividends paid with respect to shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Restricted Stock Units.    A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares the participant receives.

Performance Awards.    A participant generally will not recognize taxable income upon the grant of a performance award. Upon the distribution of cash, shares or other property to a participant pursuant to the terms of a performance award, the participant generally will recognize compensation taxable as ordinary income equal to the excess of (a) the amount of cash or the fair market value of any other property issued or paid to the participant pursuant to the terms of the award over (b) any amount paid by the participant with respect to the award.

Other Stock or Cash-Based Awards.    The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to the Company.    In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Section 409A of the Code.    We intend that awards granted under the 2011 Plan comply with, or otherwise be exempt from, Section 409A of the Code, but make no representation or warranty to that effect.

Tax Withholding.    We are authorized to deduct or withhold from any award granted or payment due under the 2011 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2011 Plan until all tax withholding obligations are satisfied.

New Plan Benefits

A new plan benefits table for the 2011 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2011 Plan if the 2011 Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2011 Plan will be made at the Committee’s discretion. Therefore, the benefits and amounts that will be received or allocated under the 2011 Plan are not determinable at this time. However, please refer to the Summary Compensation Table which sets forth certain information regarding awards granted to our Named Executive Officers during the fiscal year ended December 31, 2010. Equity grants to our non-employee directors are described under “Director Compensation.”

The Board of Directors Recommends a Vote “FOR”

Approval of the Coinstar, Inc. 2011 Incentive Plan.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under an amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”), our stockholders are able to vote to approve, on a nonbinding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers. In accordance with the new requirements, we are providing our stockholders with an opportunity to express their views on our named executive officers’ compensation; this nonbinding, advisory proposal is commonly referred to as a “say-on-pay” proposal. Although this advisory vote is nonbinding, our Board of Directors and Compensation Committee will review and consider the voting results of this vote when making future decisions regarding our named executive officer compensation and related executive compensation program.

As described in more detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain executive officers critical to our long-term success and the creation of stockholder value. Our pay-for-performance model links competitive levels of compensation to Company performance as compared to performance goals, to ensure accountability and to motivate executives to achieve a higher level of performance. Our named executive officers who have a greater ability to influence the Company’s performance have a higher level of at-risk compensation in the form of short-term incentives (annual cash bonus plan) and long-term incentives (stock options, time-based restricted stock and performance-based restricted stock).

As noted in the “Compensation Discussion and Analysis,” our Compensation Committee has taken recent actions and also continued several long-standing practices that it believes are indicative of its pay-for-performance philosophy and help contribute to good corporate governance, including:

•

adopting a recoupment policy (also known as a “clawback policy”) covering incentive compensation paid to executives (please refer to the related discussion under “Policy on Reimbursement of Incentive Payments” in the “Compensation Discussion and Analysis”);

•	formalizing an annual process to assess risks associated with our compensation policies and programs;

•	increasing stock ownership guidelines for our executives (please refer to the related discussions under “Officer Stock Ownership Guidelines” in the “Compensation Discussion and Analysis”);

•	retaining discretion to adjust amounts payable under various compensation components;

•

approving “double-trigger” change of control benefits for executives that do not include any tax gross-ups (please refer to the related discussions under “Severance and Change of Control” and “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation”);

•	establishing caps of 200% of target and 150% of target under the short-term incentive program and the long-term performance-based restricted stock program, respectively;

•	providing very limited perquisites (please refer to the related discussion under “Other Benefits and Perquisites” in the “Compensation Discussion and Analysis”); and

•	hiring compensation consultants directly to assist the Compensation Committee in its compensation decisions.

We urge our stockholders to read the “Compensation Discussion and Analysis” in this Proxy Statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the “2010 Summary Compensation Table” and other related compensation tables and narrative included under the heading “Named Executive Officer Compensation” in this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Board of Directors and Compensation Committee believe that the policies and procedures articulated in that discussion are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company’s success.

We are therefore requesting stockholders approve the following nonbinding, advisory resolution at the 2011 Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying tables, and related narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.”

The Board of Directors Recommends a Vote “FOR”

the Approval of the Advisory Resolution on the Compensation of our Named Executive Officers.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Under recently adopted amendments to the Exchange Act pursuant to the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference on the frequency of future advisory votes on the compensation of our named executive officers as reflected in Proposal 3 above. Stockholders may indicate whether they prefer that we conduct future advisory votes on the compensation of named executive officers every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

The Board of Directors has determined that holding an advisory vote on the compensation of named executive officers every year is the most appropriate policy at this time, and recommends that future advisory votes on the compensation of named executive officers occur annually. While our executive compensation program and pay-for-performance model are designed to promote a long-term focus, the Board of Directors and the Compensation Committee recognize that executive compensation disclosures are made annually. We believe that holding an annual advisory vote on named executive officers’ compensation will provide us with more direct and immediate feedback on compensation decisions.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the recommendation of the

Board of Directors—stockholders are choosing among the four choices presented. Although this advisory vote on the frequency of future advisory votes on the compensation of named executive officers is nonbinding, the Board of Directors and the Compensation Committee will carefully review the voting results when determining the frequency of future advisory votes on the compensation of named executive officers.

The Board of Directors Recommends a Vote

to Conduct Future Advisory Votes on the Compensation of Named Executive Officers ANNUALLY.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the shares of Coinstar common stock authorized for issuance under our equity compensation plans as of December 31, 2010.

Our stockholder-approved equity compensation plans consist of our 1997 Plan, our 1997 Non-Employee Directors’ Stock Option Plan (the “1997 Director Plan”), and our Employee Stock Purchase Plan, as amended (the “ESPP Plan”). We have not granted any awards since June 2004, and no additional awards will be granted, under the 1997 Director Plan, which was terminated by the Board of Directors in 2005. The ESPP Plan has been suspended since August 2005.

Our non-stockholder-approved equity compensation plans consist of our 2000 Amended and Restated Equity Incentive Plan (the “2000 Plan”), which terminated by its terms on December 14, 2010, and certain other individual non-plan grants.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders	1,075,478	(1)	$29.55	1,707,085	(2)(3)
Equity compensation plans not approved by stockholders	27,187		23.54	0	(3)

Total	1,102,665	(4)	$29.41	1,707,085

(1)	Includes shares subject to stock options granted to our non-employee directors under the 1997 Director Plan. Also includes shares subject to stock options granted to our non-employee directors pursuant to a program administered under the 1997 Plan and described under the section entitled “Director Compensation.”

(2)	Of these shares, 28,530 remain available for issuance under the ESPP Plan.

(3)	Under the 1997 Plan, Coinstar may grant awards of common stock, restricted stock awards, or awards denominated in units of common stock, in addition to stock options. In addition, prior to the termination of the 2000 Plan, Coinstar could grant awards of common stock, restricted stock awards, or awards denominated in units of common stock, in addition to stock options.

(4)	Excludes additional shares that may be issued if target performance is exceeded under outstanding unearned performance-based restricted stock awards.

Description of Non-Stockholder-Approved Equity Arrangements

Below is a description of our equity compensation arrangements that were not approved by stockholders. Approval by stockholders was not required under the SEC and Nasdaq Listing Rules in effect at the time of entering into these arrangements.

2000 Amended and Restated Equity Incentive Plan

In December 2000, the Board of Directors adopted the 2000 Plan. The 2000 Plan terminated by its terms on December 14, 2010; consequently, there were no shares available for grant under the 2000 Plan as of December 31, 2010. No grants have been awarded under the 2000 Plan since 2006. Options granted under the 2000 Plan are non-statutory stock options. The exercise price for shares purchased under a 2000 Plan option must be paid in a form acceptable to the plan administrator, which form may include cash or check, or at the discretion of the plan administrator, by delivery of already-owned Coinstar common stock, a broker-assisted cashless exercise, or such other consideration as the plan administrator may permit, including a promissory note that is structured as necessary to avoid charges to earnings. Outstanding options under the 2000 Plan were fully vested as of December 31, 2010 and have a term of ten years from the date of grant. In the event of termination of the optionee’s employment or service relationship with Coinstar by reason of death or disability, the options generally will be exercisable for one year after the date of termination unless the option term expires as of an earlier date. In the event of termination for a reason other than death or disability, the options will be exercisable for a period of three months from the date of termination. Options under the 2000 Plan may be transferred to the extent provided in the option agreement, provided that if the option agreement does not expressly permit the transfer, the option will not be transferable except by will, by the laws of descent and distribution, or pursuant to a domestic relations order and will be exercisable during the lifetime of the person to whom the option is granted only by such person or any transferee pursuant to a domestic relations order.

Non-Plan Grants

In September 2002, we granted each of our then non-employee directors, other than our then Chair of the Board of Directors, nonqualified stock options to purchase 2,500 shares. Each of these options has a ten-year term, has an exercise price equal to the fair market value of Coinstar common stock on the date of grant ($27.60), and vested at the rate of 8.333% of the total grant for each month of continuous service from the date of grant, until fully vested one year from the date of grant. In the event of a non-employee director’s termination of service, the vested portion of the option will remain exercisable until the earlier of the expiration of the option or one year after termination of service. Each of these options was granted outside the 1997 Director Plan (which plan was terminated by the Board in 2005), but, except as otherwise specified in the agreement evidencing the grant, is subject to the terms of that plan.

PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Coinstar’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as Coinstar’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Coinstar and its stockholders.

The Board of Directors Recommends a Vote “FOR” the Ratification of the

Appointment of KPMG LLP as our Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board of Directors for general oversight of Coinstar’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Coinstar’s financial statements as well as for Coinstar’s financial reporting process, including internal controls thereon. KPMG LLP, acting as an independent registered public accounting firm, is responsible for auditing those financial statements.

In connection with our review of Coinstar’s consolidated audited financial statements for the fiscal year ended December 31, 2010, we relied on reports received from KPMG LLP as well as the advice and information we received during discussions with Coinstar management. In this context, we hereby report as follows:

(i)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2010 with the Company’s management.

(ii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.

(iii)	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

(iv)	Based on the review and discussion referred to in paragraphs (i) through (iii) above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Audit Committee

David M. Eskenazy, Chairperson

Arik A. Ahitov (as of June 1, 2010)

Deborah L. Bevier

Robert D. Sznewajs

Ronald B. Woodard (through May 30, 2010)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm

In connection with the audit of the 2010 financial statements and internal control over financial reporting, we entered into an engagement letter with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for Coinstar. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages, and various other provisions.

We incurred the following fees for services performed by KPMG LLP, our principal auditor, for fiscal years 2010 and 2009, inclusive of out-of-pocket expenses.

Audit Fees
2010	$2,473,040
2009	$2,726,733

Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the SEC.

Audit-Related Fees
2010	$0
2009	$147,179

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees
2010	$484,616
2009	$348,952

Tax Fees consist of fees for professional services rendered for assistance with federal, state, and international tax compliance, tax advice, and tax planning. All Tax Fees for 2010 and 2009 related to tax compliance services, consultation, and tax planning. KPMG provided tax consultation to Coinstar on potential tax ramifications and potential reporting obligations relating to executed and anticipated transactions.

All Other Fees
2010	$0
2009	$0

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

The Audit Committee has considered the non-audit services provided by KPMG LLP as described above and believes that they are compatible with maintaining KPMG LLP’s independence as Coinstar’s principal registered public accounting firm.

Pursuant to its charter, the Audit Committee pre-approves the retention of Coinstar’s independent registered public accounting firm for all audit, review, and attest engagements and all non-audit services that the independent registered public accounting firm is permitted to provide the Company and approves the fees for all such services, other than de minimis non-audit services as allowed by applicable law. Pre-approval of audit and non-audit services is exclusive to the Audit Committee and may not be delegated to management. The Audit

Committee has delegated pre-approval authority to the chairperson of the Audit Committee. The chairperson is required to report his decisions to the Audit Committee at regularly scheduled meetings and may not authorize the approval of any audit, audit-related, or non-audit services for which the total amount to be paid by Coinstar will exceed $50,000. The Audit Committee pre-approved 100% of the Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of April 11, 2011:

Name	Age	Position
Paul D. Davis	54	Chief Executive Officer
Gregg A. Kaplan	41	President and Chief Operating Officer
J. Scott Di Valerio	48	Chief Financial Officer
Donald R. Rench	44	Chief Legal Officer, General Counsel and Corporate Secretary
Timothy J. Hale	46	Interim Chief Customer Officer

Paul D. Davis has served as our Chief Executive Officer and as one of our directors since April 1, 2009, after having served as our Chief Operating Officer from April 2008 to March 2009. From February 2007 to March 2008, Mr. Davis was an independent consultant working with various consumer packaged goods and retail companies. From October 2004 to January 2007, Mr. Davis served as global chief executive of Kettle Foods Inc. (a producer of chips and other snack foods). Prior to that, he served as president and chief executive officer of Barilla America, Inc. (the U.S.-based division of The Barilla Group, a food producer) from February 2002 to October 2004. From March 1999 to October 2001, Mr. Davis served in executive positions at Starbucks Corporation (a specialty coffee retailer), including president, North American Operations from November 1999 to October 2001 and president, Consumer Products Unit from March 1999 to November 1999. From 1983 to 1999, Mr. Davis served in positions of increasing responsibility at Frito-Lay, a division of PepsiCo, Inc. (a food and beverage company), most recently as president of Hostess Frito-Lay Company, Canada.

Gregg A. Kaplan has served as our President and Chief Operating Officer since April 1, 2009. Prior to that, Mr. Kaplan served as chief executive officer of Redbox, currently a wholly owned subsidiary of the Company, from December 2005 to March 31, 2009. Before joining Redbox, Mr. Kaplan was leading the Redbox venture while serving as senior director of strategy for McDonald’s Corporation (a global food service retailer) from September 2002 to November 2005 and as director of strategy from July 2001 to August 2002. Before that, Mr. Kaplan was a partner in Divine interVentures (a venture capital group specializing in business-to-business exchanges and infrastructure software opportunities) from 1999 to 2001. Prior to that, Mr. Kaplan served as director of interactive marketing for Streamline.com (a web-based grocery delivery company) from 1996 to 1999.

J. Scott Di Valerio has served as our Chief Financial Officer since March 2, 2010, after having joined the Company in January 2010 to work on transition matters prior to his appointment as Chief Financial Officer. Mr. Di Valerio served as president of the Americas for the Lenovo Group Limited (a personal computer and technology products and services company) from December 2007 to January 2009. Previously, he served as corporate vice president, OEM Division for Microsoft Corporation (a software and technology company) from 2005 to 2007, and as its corporate vice president, Finance and Administration and chief accounting officer from 2003 to 2005. In addition, Mr. Di Valerio served as corporate vice president, corporate controllership for The Walt Disney Company (an entertainment company) from 2001 to 2003 and as chief financial officer for Mindwave Software Inc. (a software and technology company) during 2000. He also served in various roles, including as partner, at PricewaterhouseCoopers LLP (and its predecessors) from 1985 to 2000. Mr. Di Valerio is a certified public accountant (inactive).

Donald R. Rench has served as our Chief Legal Officer since April 2011, as our General Counsel since August 2002 and as our Corporate Secretary since March 2002. Mr. Rench served as our corporate counsel from March 2000 through August 2002. From October 1997 through March 2000, Mr. Rench served as corporate counsel for NetManage, Inc., formerly Wall Data, Inc. (a software company). Prior to that, Mr. Rench was an attorney in private practice in Cincinnati, Ohio.

Timothy J. Hale has served as our Interim Chief Customer Officer since May 17, 2010. Prior to that, Mr. Hale served as vice president of client relations of Redbox, currently a wholly owned subsidiary of Coinstar, from November 13, 2006 to May 17, 2010. Mr. Hale also served as director of operations and vice president of operations of Redbox from May 10, 2004 to November 13, 2006. Before joining Redbox, Mr. Hale served as the general manager at Citadel Solutions, Inc. (a provider of turnkey software) from November 2000 to April 2004 and as director of commerce for OutPurchase.com (an outsourced procurement solution for small- and medium-sized businesses) from June 2000 to November 2000.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table shows the number of shares of Coinstar common stock beneficially owned as of April 1, 2011 by: (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock as of April 1, 2011; (ii) each director and director nominee as of April 1, 2011; (iii) each of the Named Executive Officers listed in the “2010 Summary Compensation Table;” and (iv) the directors and executive officers as of April 1, 2011 as a group.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at Coinstar’s corporate headquarters at 1800 114th Avenue S.E., Bellevue, Washington 98004.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares (1)
More Than 5% Stockholders

FMR LLC (2) 82 Devonshire Street Boston, MA 02109	2,653,849	8.5%

Goldman Sachs Asset Management (3) 200 West Street New York, NY 10282	2,375,981	7.6%

BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	2,345,945	7.5%

Kingdon Capital Management, L.L.C. (5) 152 West 57th Street, 50th Floor New York, NY 10019	1,631,999	5.2%

Non-Employee Directors and Nominees
Arik A. Ahitov (6)	2,640	*
Deborah L. Bevier (7)	55,389	*
David M. Eskenazy (8)	25,280	*
Robert D. Sznewajs (9)	33,243	*
Ronald B. Woodard (10)	23,579	*

Named Executive Officers
Paul D. Davis (11)	201,237	*
Gregg A. Kaplan (12)	118,298	*
James A. Blanda (13)	0	*
J. Scott Di Valerio (14)	32,765	*
Timothy J. Hale (15)	11,284	*
Donald R. Rench (16)	96,254	*
All directors and executive officers as a group (10 persons) (17)	599,969	1.9%

*	Represents beneficial ownership of less than 1%.

(1)

Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by each of the “More Than 5% Stockholders,” we rely on each of such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, as described in the footnotes below. For each person, entity, or group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or entity by the sum of 31,370,483 shares of Coinstar common stock outstanding as of April 1, 2011, plus the number of shares of common stock, if any, that such person, entity, or group had the right to acquire pursuant to the exercise of stock options or other rights within 60 days of April 1, 2011. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Information presented is based on a Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC. Pursuant to the filing, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, reports that it is the beneficial owner of 2,653,849 shares as a result of acting as investment advisor to various investment funds. Mr. Johnson and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,653,849 shares owned by the funds. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees.

(3)	Information presented is based on a Schedule 13G filed with the SEC on February 14, 2011 by Goldman Sachs Asset Management, L.P. (“GSAM”) and GS Investment Strategies, LLC (“GSIS”), each a wholly-owned subsidiary of The Goldman Sachs Group, Inc. Pursuant to the filing, GSAM and GSIS, each an investment advisor, report that they have shared voting power over 2,342,714 shares and shared dispositive power over 2,375,981 shares.

(4)	Information presented is based on a Schedule 13G/A filed with the SEC on February 3, 2011 by BlackRock, Inc., as a parent holding company or control person. Pursuant to the filing, Blackrock, Inc. reports that it has sole voting and sole dispositive power over 2,345,945 shares.

(5)	Information presented is based on a Schedule 13G filed with the SEC on November 5, 2010 by Kingdon Capital Management, L.L.C. (“KCM”) and Mark Kingdon. Pursuant to the filing, KCM and Mr. Kingdon report that each is the beneficial owner of 1,631,999 shares and that each has shared voting power and shared dispositive power over such shares.

(6)	The number of shares beneficially owned by Mr. Ahitov includes (a) 1,226 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011 and (b) 1,414 shares of unvested restricted stock.

(7)	The number of shares beneficially owned by Ms. Bevier includes (a) 35,935 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011 and (b) 1,980 shares of unvested restricted stock.

(8)	The number of shares beneficially owned by Mr. Eskenazy includes (a) 13,189 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011, (b) 1,414 shares of unvested restricted stock, and (c) 8,236 shares held in a margin account.

(9)	The number of shares beneficially owned by Mr. Sznewajs includes (a) 23,189 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011, and (b) 1,414 shares of unvested restricted stock.

(10)	The number of shares beneficially owned by Mr. Woodard includes (a) 13,189 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011 and (b) 1,414 shares of unvested restricted stock.

(11)	The number of shares beneficially owned by Mr. Davis includes (a) 80,940 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011 and (b) 73,157 shares of unvested restricted stock, 18,522 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets. Mr. Davis is also a member of our Board of Directors.

(12)	The number of shares beneficially owned by Mr. Kaplan includes (a) 62,431 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011 and (b) 36,811 shares of unvested restricted stock, 10,664 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(13)	Mr. Blanda resigned as the Company’s Interim Chief Financial Officer effective March 1, 2010.

(14)	The number of shares beneficially owned by Mr. Di Valerio includes (a) 5,154 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011 and (b) 23,893 shares of unvested restricted stock, 8,980 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets. Mr. Di Valerio was appointed as the Company’s Chief Financial Officer effective March 2, 2010.

(15)	The number of shares beneficially owned by Mr. Hale includes (a) 3,511 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011, (b) 4,646 shares of unvested restricted stock, and (c) 1,956 shares held by the Timothy and Lori Hale Living Trust dated as of May 31, 2007 for the benefit of Mr. Hale and his spouse, with Mr. Hale and his spouse as trustees. Mr. Hale was appointed as the Company’s Interim Chief Customer Officer effective May 17, 2010.

(16)	The number of shares beneficially owned by Mr. Rench includes (a) 64,014 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011 and (b) 14,193 shares of unvested restricted stock, 4,209 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(17)	The number of shares beneficially owned by all directors and executive officers as of April 1, 2011 as a group includes (a) 302,778 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2011 and (b) 157,935 shares of unvested restricted stock, 42,375 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Coinstar’s directors, officers, and beneficial holders of more than 10% of a registered class of Coinstar’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, all of the applicable directors, officers, and beneficial holders of more than 10% of the Company’s stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the 2010 compensation program for our executive officers, particularly our “Named Executive Officers,” which include:

•	Paul D. Davis, our Chief Executive Officer;

•	Gregg A. Kaplan, our President and Chief Operating Officer;

•	J. Scott Di Valerio, our Chief Financial Officer (hired in January 2010, assumed the position of Chief Financial Officer on March 2, 2010);

•	James A. Blanda, our former Interim Chief Financial Officer (until March 1, 2010);

•	Donald R. Rench, our Chief Legal Officer, General Counsel and Corporate Secretary (received the title of Chief Legal Officer in April 2011); and

•	Timothy J. Hale, our Interim Chief Customer Officer (as of May 2010).

The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”), which is composed of all independent directors, designed our program to ensure that our compensation practices further the shared interests of stockholders and management to attract, hire, retain, and motivate the people needed to achieve our performance goals.

In May 2010, we asked Mr. Hale to assume the role of Interim Chief Customer Officer. Prior to this appointment, Mr. Hale served in various sales leadership roles in the Company but was not an executive officer of the Company. Mr. Hale’s 2010 compensation was established prior to his becoming an executive officer of the Company and therefore was not discussed by the Committee during its annual review of executive compensation in February of 2010 and there were no subsequent changes to his compensation upon his appointment. Accordingly, the discussion of our compensation programs in this Compensation Discussion and Analysis is generally not applicable to Mr. Hale. We have provided a separate discussion for Mr. Hale’s compensation where necessary.

Executive Summary

We experienced strong results in several key areas for fiscal year 2010, including:

•	revenue from continuing operations increasing by 39% to $1.436 billion;

•	income from continuing operations increasing by 51% to $65.9 million;

•	earnings per share for continuing operations increasing from $1.33 to $2.03;

•	free cash flow from continuing operations of $144.8 million; and

•	strengthening partner relationships through the completion of several key agreements with studio and retail partners.

On May 25, 2010, we sold our subsidiaries comprising our electronic payment (“E-Pay”) business to InComm Holdings, Inc. and InComm Europe Limited. Additionally, on August 23, 2010, we agreed to sell our subsidiaries comprising our Money Transfer business to Sigue Corporation. We expect the sale of our Money Transfer business to close in 2011.

While we were very pleased with the strong yearly results in 2010, the Company did not meet expectations in the fourth quarter. As discussed in more detail below, the Committee considered all of these factors in determining cash bonuses under the 2010 Incentive Compensation Plan. Compensation for our executive officers during 2010 reflected the Company’s growth and performance and our pay-for-performance philosophy:

•

Base salary increases for 2010 ranged from 4.7% to 16.7%, with the higher base salary increases intended to bring amounts up to market levels to remain competitive and recognize the additional duties and responsibilities following the Company’s rapid growth in 2009.

•

Cash bonuses earned under our 2010 Incentive Compensation Plan ranged from 113% to 120% of target after the Committee’s exercise of negative discretion to reduce payments, despite larger payouts that were earned as a result of the Company’s achievement of $108,722,000 in direct contribution margin (defined as net income before taxes and stock based compensation), or “DCM” and the Company’s achievement of $1,506,440,000 in revenue (both measures as adjusted for the divestitures of our E-Pay and Money Transfer lines of businesses, as required by the plan).

•	The aggregate value of all annual equity awards granted to each of our Named Executive Officers ranged from $65,000 to $1,450,000 (based on performance-based restricted stock awards at target),

reflecting our emphasis on long-term compensation and our philosophy of aligning the interests of our executive officers with the interests of stockholders. Performance-based restricted stock awards were earned at 133.8% of target as a result of the Company’s level of achievement of DCM and revenue noted above and return on invested capital or “ROIC” of 8.86% (all measures as adjusted for the divestitures of our E-Pay and Money Transfer lines of businesses). ROIC is defined as Net Operating Profit After Taxes (“NOPAT”) divided by (Average Equity + Average Net Debt). For purposes of calculating NOPAT, we apply a 50% corporate tax rate.

Over the last few years, the Committee has taken several new actions and also continued several long-standing practices that it believes are indicative of its pay-for-performance philosophy and contribute to good corporate governance, including:

•

adopting a recoupment policy (also known as a “clawback policy”) covering incentive compensation paid to executives (please refer to the related discussion under “Policy on Reimbursement of Incentive Payments”);

•	formalizing an annual process to assess risks associated with our compensation policies and programs;

•	increasing stock ownership guidelines for our executives (please refer to the related discussions under “Officer Stock Ownership Guidelines”);

•	retaining discretion to adjust amounts payable under various compensation components;

•

approving “double-trigger” change of control benefits for executives that do not include any tax gross-ups (please refer to the related discussions under “Severance and Change of Control” and “Elements of Post-Termination Compensation and Benefits”);

•	establishing caps of 200% of target and 150% of target under the short-term incentive program and the long-term performance-based restricted stock program, respectively;

•	providing very limited perquisites (please refer to related discussion under “Other Benefits and Perquisites”); and

•	hiring compensation consultants directly to assist the Committee in its compensation decisions.

Objectives of Executive Compensation Programs

Our executive compensation programs are designed to attract, motivate, and retain executive officers critical to our long-term success and the creation of stockholder value. The decisions by the Committee concerning the specific compensation elements and total compensation paid or awarded to our executive officers for 2010 were made with the following objectives in mind:

•

“total” compensation—the Committee believes executive compensation packages should take into account the competitiveness of each component of compensation and also total compensation, which includes base salary, short-term (cash) and long-term (equity) incentives, and benefits;

•

“pay-for-performance”—the Committee believes a significant portion of executive compensation should be determined based on Company performance as compared to quantitative and qualitative performance goals set at the beginning of each year to ensure accountability and to motivate executives to achieve a higher level of performance;

•

“at-market” compensation—the Committee believes executive compensation levels should generally be at or above the median (but below the 75th percentile of) compensation in the market and considers the market data from published surveys and a similarly situated peer group of companies (as detailed below) in order to attract and retain the most qualified candidates;

•

“at-risk” compensation—the Committee believes that the allocation among the different forms of compensation should vary based on the position and level of responsibility; for example, those executives with the greater ability to influence Company performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options, time-based restricted stock awards, performance-based restricted stock, and performance-based short-term incentives;

•

“stockholder aligned” compensation—the Committee believes equity compensation awarded to executive officers (consisting of a mix of stock options, time-based restricted stock, and performance-based restricted stock) should be a significant portion of each executive’s compensation, should assist in the retention of our executives, and should further the shared interests of our executives and stockholders;

•	“fair” compensation—the Committee believes executive compensation levels should be perceived as fair, both internally and externally; and

•

“tax deductible” compensation—the Committee believes we should maximize the tax deductibility of compensation paid to executive officers, as permitted under Section 162(m) of the Code, but may approve components of executive compensation that will not meet the requirements of Section 162(m) in order attract, motivate, and retain executives.

The compensation program objectives for 2010 were established based on discussion among the Committee, management, and outside consultants. The Committee reviews the compensation program objectives annually when determining the next year’s executive compensation.

Executive Compensation Process

Benchmarking of Compensation

In order to attract and retain the most qualified candidates and depending on the executive’s position and/or the component of compensation, the Committee generally set 2010 executive total direct compensation (base salary, short-term incentives, and long-term incentives) at the median of the aggregate survey and proxy data that the Committee reviewed, with the exception of Mr. Di Valerio, whose 2010 total direct compensation was set between the median and the 75th percentile of the aggregate survey and proxy data because of his broad experience at large companies in financial and general management roles.

For 2010 executive compensation (excluding Mr. Hale), the Committee retained Towers Watson as a compensation consultant to conduct a total direct compensation analysis for executive officers and other executives, and to make recommendations for changes based on our pay philosophy, business objectives, and stockholder expectations. Towers Watson conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of companies with revenues of similar size to the Company. The data gathered included 25th percentile, 50th percentile (median), and 75th percentile base salary and actual cash compensation levels as well as 50th percentile and 75th percentile long-term incentive and total direct compensation levels. Specifically, Towers Watson provided data from the following surveys (participants in the surveys are proprietary and not available to the Company):

•	2009 Mercer Executive Compensation Survey Report (for companies with $500 million to $1 billion in revenues and $1 billion to $2.5 billion in revenues);

•	2009/2010 Watson Wyatt Survey Report on Top Management Compensation (for companies with $500 million to $2.5 billion in revenues); and

•	2009 Towers Perrin Executive Compensation Survey Data (for companies with less than $1 billion in revenues and $1 billion to $3 billion in revenues).

As a result of the Company’s significant growth after acquiring full ownership of Redbox in 2009, the Committee made changes to the supplemental peer group for 2010 to better reflect the size of the Company (in terms of revenue or market capitalization) and the continued growth of Redbox, and to place a greater emphasis on automated retail and entertainment. The 2010 peer group was composed of the following companies:

The Brink’s Company*	International Game Technology*

Blockbuster Inc.*	Netflix, Inc.

Cardtronics, Inc.*	RealNetworks, Inc.*

Diebold, Incorporated*	Scientific Games Corporation

GameStop Corp.*	TiVo Inc.*

Global Cash Access Holdings, Inc.

*	Added in 2010

Role of Executive Officers

In 2010, Mr. Davis, with support from the Company’s Human Resources and Finance departments, prepared and provided recommendations to the Committee on the following items: base salaries for executives (excluding himself), the design of the 2010 short-term and long-term incentive plans for executive officers, and the grant value of equity awards provided to executive officers (excluding himself). Mr. Davis considered several factors when making these recommendations as outlined below in the “Elements of In-Service Compensation and Benefits” section. Following 2010, Mr. Davis reviewed the results of the Company with the Committee and provided the Committee with recommendations on individual performance for executives (excluding himself).

As noted above, Mr. Hale’s 2010 compensation was established prior to his becoming an executive officer of the Company and therefore was not presented by Mr. Davis to the Committee during the annual review of executive compensation. Instead, his compensation was reviewed and approved by the President and Chief Operating Officer through the annual employee compensation review process.

Tax Considerations

Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to the Chief Executive Officer and the three other most highly compensated executives (other than the Chief Financial Officer) in a fiscal year. “Performance-based compensation” is excluded from this $1 million limit. Stock options and certain performance-based restricted stock awards granted to our executive officers pursuant to our equity compensation plans are designed to qualify for the performance-based exemption. While the Committee believes it is important to maximize the tax deductibility of compensation paid to our executive officers, the Committee has not adopted a policy that all compensation must be tax-deductible and qualified under Section 162(m). In order to maintain ongoing flexibility of our compensation programs, the Committee may from time to time approve incentive and other compensation that exceeds the $1 million limit.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, the Committee considered the business risks inherent in program designs to ensure that they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of stockholder interests. The Committee is satisfied that the plan designs are conservative in this respect and that the compensation components work together as a check and balance to ensure that executive incentives are consistent with stockholder interests. The Committee believes that as a result of our use of different types of equity compensation awards, our use of both long- and short-term incentives with multiple performance measures, the implementation of our Policy on Reimbursement of Incentive Payments (as discussed below), the caps on our incentive payments at sustainable levels, and our stock ownership guidelines (as discussed below), the Company’s executive compensation program does not encourage our management to take unreasonable risks relating to the business.

Elements of 2010 Compensation

Elements of In-Service Compensation and Benefits

Compensation paid to our executive officers in 2010 consisted of the following primary components:

•	base salary;

•	short-term (cash) incentives; and

•	long-term (equity) incentives.

We pay base salaries in order to attract and retain executives as well as to provide a base of cash compensation for employment for the year. We pay short-term incentives to reward executive officers for individual and team performance and for achieving key measures of corporate performance. We pay long-term incentives in order to retain executives as well as to align the interests of executives directly with the long-term interests of our stockholders.

Base Salary.    Base salaries for our executive officers are determined by evaluating a number of factors, including:

•	the responsibilities of the position;

•	the strategic value of the position;

•	the experience, skills, and performance of the individual filling the position; and

•	market data for comparable positions in peer group companies, generally targeted at the median.

Base salaries are reviewed annually and are effective March 1 of the new fiscal year. The Committee may adjust base salaries from time to time to recognize changes in individual performance, promotions, and competitive compensation levels.

In February 2010, the Committee established 2010 base salaries for the Named Executive Officers who were executive officers of the Company at that time, with the exception of Mr. Di Valerio, whose 2010 base salary was established in January 2010 at the time of his hire. The Committee approved the following 2010 base salaries:

Named Executive Officer	2010 Base Salary	Percentage Increase Over 2009 Base Salary
Paul D. Davis	$700,000	16.7%
Gregg A. Kaplan	450,000	4.7%
J. Scott Di Valerio	450,000	N/A
Donald R. Rench	305,000	14.9%
Timothy J. Hale*	191,800	3.7%

*	Mr. Hale’s base salary was established in February 2010 prior to becoming an executive officer.

In determining Mr. Di Valerio’s base salary, the Committee considered his extensive financial and general management experience along with the anticipated high growth rate expected by the Company. In determining the base salary increases for Mr. Davis and Mr. Rench, the Committee approved adjustments to be reflective of the size of the Company and scope of their responsibilities following the Company’s rapid growth in 2009 to align their compensation more closely with the median of the aggregate market data.

Mr. Blanda provided transition services and served as Interim Chief Financial Officer from November 10, 2009 until March 1, 2010 under an Interim Services Agreement with Tatum, LLC (“Tatum”), an executive services and consulting firm. Under the agreement with Tatum, we paid Tatum $58,000 per month for the services provided by Mr. Blanda, plus an administrative fee equal to 2% of the fees payable for Mr. Blanda’s services. We did not pay any compensation to Mr. Blanda directly. The fees paid to Tatum for Mr. Blanda’s services were negotiated based on a number of factors, including Mr. Blanda’s experience and customary fees for similar arrangements.

Short-Term Incentives.    The 2010 short-term incentives awarded to our Named Executive Officers (other than Messrs. Blanda and Hale) were awarded under the 2010 Incentive Compensation Plan and consisted of a cash bonus to reward executives for performance during the 2010 fiscal year. Mr. Blanda did not receive short-term incentives given his contract status and Mr. Hale participated in a non-executive officer short-term incentive plan described below, which did not change following his appointment as Interim Chief Customer Officer.

The 2010 Incentive Compensation Plan was structured as follows:

•	80% was based on the Company’s achievement of certain performance measures described below; and

•	20% was based on the Committee’s discretion after evaluating the management team’s and/or the individual’s performance.

The Committee changed the structure of the plan for 2010 so that instead of solely requiring a minimum threshold of Company performance before the Committee exercised its discretion, as it did under the plan established for 2009, the plan for 2010 provided more structure in terms of the performance measures and resulting payouts, while retaining the Committee’s ability to exercise discretion to adjust the amount of the payouts as it deemed necessary or appropriate. The Committee adopted this approach to specifically align payouts with the overall results of the Company thereby strengthening its pay-for-performance objectives.

As noted above, the Committee believes that those executives who have a greater ability to influence Company performance should have a higher level of at-risk compensation. Accordingly, target bonus amounts varied by position. With the exception of Mr. Rench, target award percentages for 2010 remained the same as for 2009. Mr. Rench’s target award percentage was increased from 30% to 45% of base salary to better reflect market data based on the size of the Company and scope of his responsibilities. As a result, target award percentages for 2010 were as follows (Mr. Blanda did not receive short-term incentives given his contract status):

Named Executive Officer	Target Award as a Percentage of Base Salary*
Paul D. Davis	60%
Gregg A. Kaplan	60%
J. Scott Di Valerio	60%
Donald R. Rench	45%
Timothy J. Hale**	35%

*	Other than for Mr. Di Valerio, target awards were based on the executive’s actual base salary for the year. For Mr. Di Valerio, the target award was based on a base salary of $450,000.

**	Mr. Hale’s target award was established in February 2010 prior to becoming an executive officer.

Corporate Performance Component

For the 80% attributable to the achievement of corporate performance measures, corporate DCM and revenue were reviewed by the Committee, each weighted equally. The DCM measure replaced the earnings before interest, tax, depreciation and amortization (“EBITDA”) measure used for purposes of the 2009 plan. These measures were recommended by management and approved by the Committee to increase the focus on net earnings in coordination with our strategic objective of profitable growth. The tables below show the level of achievement and the related level of payout (between 0% and 200%) attributable to each measure (after adjustments related to the divestitures of our E-Pay and Money Transfer lines of business, as required under the plan). Amounts are interpolated for achievement between the levels provided in the tables.

	Corporate DCM Achievement
Amount	% of Target	Payout %
$ 82,287,085	88.3%	0%
$ 84,764,826	91.0%	25%
$ 86,627,789	93.0%	50%
$ 88,211,308	94.7%	75%
$ 89,898,160	96.5%	90%
$ 93,148,160	100.0%	100%
$ 96,398,160	103.5%	110%
$ 100,553,439	108.0%	125%
$ 102,928,717	110.5%	150%
$ 105,723,162	113.5%	175%
$ 109,449,088	117.5%	200%

	Corporate Revenue Achievement
Amount	% of Target	Payout %
$1,402,563,660	94.0%	0%
$1,432,405,440	96.0%	50%
$1,454,786,775	97.5%	75%
$1,492,089,000	100.0%	100%
$1,529,391,225	102.5%	125%
$1,551,772,560	104.0%	150%
$1,566,693,450	105.0%	175%
$1,581,614,340	106.0%	200%

In February 2011, the Committee determined that, after adjustments related to the divestitures of our E-Pay and Money Transfer lines of businesses, as required by the terms of the plan, the Company achieved $108,722,000 of DCM for a payout of 184% attributable to this measure, and $1,506,440,000 of revenue for a payout of 110% attributable to this measure, resulting in an aggregate payout under the tables above of 147% of the portion of each executive officer’s target award for this component of the plan. However, the Committee believed it was appropriate to exercise its discretion to reduce the payout level attributable to the DCM measure from 184% to 135% with the result of reducing the aggregate payout levels under this component of the plan to better align payouts with the Company’s performance in the fourth quarter of 2010, while still recognizing the Company’s strong financial results for the year. After adjustment of the payout level for the DCM measure, the aggregate payout level for the portion of each executive officer’s target award attributable to this component of the plan was reduced from 147% to 122.3%. Similar adjustments were made to the short-term incentive plans for non-executive officers.

Individual Performance Component

For the 20% attributable to the Committee’s discretion after evaluating the management team’s and/or the individual’s performance, the Committee considered the recommendations of the Chief Executive Officer for all participating executive officers (excluding himself) and conducted its own evaluation of the Chief Executive Officer. The following table summarizes the factors evaluated by the Committee for each participant and the percentage payout approved by the Committee for this component of the plan (as noted above, Messrs. Blanda and Hale were not participants in this plan):

Named Executive Officer	Management Team/Individual Performance Factors	Payout %
Paul D. Davis	Led strong full year Company financial performance including revenue and earnings growth offset by performance in the fourth quarter; Continued enhancement of the leadership team and structure to support the Company’s growth strategy; Key involvement in the development and enhancement of Company strategy; Key involvement in the assessment of management talent and succession planning.	75%

Gregg A. Kaplan	Led strong operational performance from the Coin and Redbox businesses offset by performance in the fourth quarter; Key involvement in the process and development of promising new business concepts for future growth; Key leadership role in the assessment and growth of key management talent.	75%

J. Scott Di Valerio	Seamless transition to Chief Financial Officer role; Led strong operational performance across shared service organizations offset by performance in the fourth quarter; Key involvement in the sale of the E-Pay and Money Transfer businesses; Led improvement of Company’s long-term capital structure through debt reduction and share buyback; Improved leadership team in finance, IT and accounting groups.	75%

Donald R. Rench	Led legal team in the sale of the E-Pay and Money Transfer businesses; Successful resolution of studio litigation resulting in contracts for the supply of DVDs; Key involvement with the risk management team in the enhancement of the Company’s enterprise risk management initiative.	110%

Total Payouts

Overall, the total cash bonuses paid to our participants under the 2010 Incentive Compensation Plan ranged from 113% to 120% of each of their respective target bonus amounts. Total individual cash bonuses paid to each of the participants for 2010 consisted of the following (as noted above, Messrs. Blanda and Hale were not participants in this plan):

Named Executive Officer	Company Performance	Individual Performance	Total Bonus
Paul D. Davis	$401,144	$61,500	$462,444
Gregg A. Kaplan	262,211	40,200	302,411
J. Scott Di Valerio	264,168	40,500	304,668
Donald R. Rench	131,376	29,541	160,917

Mr. Hale

Because Mr. Hale was not an executive officer until May 2010, he participated in a non-executive officer short-term incentive plan, which consisted of three components: Company achievement of corporate DCM weighted at 100% (same targets and payout levels as described above for the 2010 Incentive Compensation Plan), with a 75%-125% modifier for department performance and 0%-200% multiplier for individual performance. Mr. Hale’s actual 2010 results were 126% of target achievement for Company performance, based on the Company’s achievement of $108,722,000 of DCM and after discretionary reduction by the Committee of the payout level attributable to DCM from 184% to 126% of target for the reasons noted above in the discussion of the 2010 Incentive Compensation Plan; a 96% modifier for department performance, based on the performance of his department, in relation to its goals (for revenue, account management and channel development) and the department results in relation to other departments; and 100% multiplier for individual performance, based in part on Mr. Hale taking on additional responsibility in this interim capacity. When taken together, these three components yielded an overall payout for Mr. Hale of 120% of target equal to $80,528.

Long-Term Incentives.    Long-term incentives awarded to our executive officers (other than Messrs. Blanda and Hale) consist of equity compensation in the form of stock options, time-based restricted stock awards, and performance-based restricted stock awards. Mr. Blanda was not granted long-term incentives given his contract status and Mr. Hale was only granted a time-based restricted stock award, consistent with our long-term incentive program for non-executive officers. All long-term incentive grants to the Named Executive Officers are approved by the Committee. Annual long-term incentive grants are typically granted at the beginning of the service period for which the awards are granted (i.e., the long-term incentive grants for performance in 2010 were made in February and March of 2010) in order to motivate and retain the executive for the upcoming year. The Committee also periodically makes promotional or new hire option grants.

The Committee believes that stock ownership is an essential tool to align the interests of our executives and stockholders. Generally, the higher the level of the executive’s position, the greater the percentage of long-term incentives granted in the form of stock options, time-based restricted stock, and performance-based restricted stock, which we consider to be at-risk compensation. The Committee believes that a percentage of total compensation should be at-risk in terms of Company performance to maintain strong stockholder alignment. Based on this philosophy, the Committee began granting performance-based restricted stock in 2007. For 2010, the Committee granted the same mix of annual long-term incentive compensation that it did in 2009 to those Named Executive Officers who were executive officers at the time, consisting of:

•	30% stock options;

•	20% time-based restricted stock; and

•	50% performance-based restricted stock.

The Committee determined the total dollar value of long-term compensation delivered to such Named Executive Officers based on an evaluation of the following factors (without assigning a relative weight to any one particular factor):

•	the anticipated contribution by the executive officer;

•	the equity awards required from a competitive point of view to attract and/or retain the services of a valued executive officer;

•	the market data for comparable positions provided by Towers Watson;

•	the relative total stockholder return over time of the Company compared to peer companies and market indexes;

•	the value of stock options, performance-based restricted stock awards or time-based restricted stock awards currently held by the executive officer; and

•	the value of long-term incentives as a percentage of total compensation.

The total dollar value of long-term compensation was converted into the number of shares subject to each type of award based on the mix of long-term incentives described above, using the closing price of our common stock on the date of grant or, for stock options, the Black-Scholes value of our stock options as of the date of grant. The total dollar value of target long-term incentive compensation delivered to the Named Executive Officers for 2010 was as follows (Mr. Blanda was not granted long-term incentives given his contract status):

Named Executive Officer	Total Dollar Value
Paul D. Davis	$1,450,000
Gregg A. Kaplan	800,000
J. Scott Di Valerio	600,000
Donald R. Rench	290,000
Timothy J. Hale	65,000

Stock Options and Time-Based Restricted Stock Awards

The Named Executive Officers who received 2010 long-term incentives were granted the following stock options and time-based restricted stock awards (as noted above, Mr. Blanda did not receive long-term incentives):

Named Executive Officer	Time-Based Restricted Stock	Stock Options
Paul D. Davis	9,761	43,939
Gregg A. Kaplan	5,385	24,242
J. Scott Di Valerio	4,471	20,619
Donald R. Rench	1,952	8,788
Timothy J. Hale	2,187	0

All annual stock options and time-based restricted stock awards to Messrs. Davis, Kaplan, Rench and Hale for 2010 were granted in February 2010. Mr. Di Valerio was granted stock options and time-based restricted stock awards at the time of his hire in January 2010.

All time-based restricted stock awards granted to the Named Executive Officers in 2010 vest (and are no longer subject to forfeiture) in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. All stock options granted to the Named Executive Officers in 2010 vest and become exercisable in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. For several years prior to 2010, the Committee granted stock options with a term of five years. However, in 2010, the Committee decided to grant stock options with a term of ten years to be in line with market practices and to provide greater alignment with long-term value creation and a stronger retention vehicle.

The exercise price for all stock option grants is set at the closing price of our common stock on the date of grant. We do not have, nor do we intend to have, a program, plan, or practice to time stock option grants to our existing executives or to new executives in coordination with the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Performance-Based Restricted Stock Awards

As noted above, the performance-based restricted stock awards (at target) constituted 50% of the total dollar value of long-term incentive compensation delivered to each Named Executive Officer for 2010 (other than Messrs. Blanda and Hale). Executive officers received performance-based restricted stock awards in March 2010 for 2010 compensation.

The Committee annually reviews the structure of its performance-based restricted stock awards to ensure that the focus is on the right measures to incentivize executives and create value for our stockholders. As a result of that review, in 2010, the Committee changed the performance measures and added a third performance measure for the performance-based restricted stock awards. The awards for 2009 were subject to the achievement of two Company performance measures, weighted as follows: 80% based on EBITDA (excluding acquisitions/divestitures and non-recurring events) and 20% based on EBITDA (excluding acquisitions/divestitures and non-recurring events) as a fraction of revenue. The awards for 2010 were subject to the achievement of three measures, weighted as follows:

•	40% based on DCM;

•	40% based on revenue; and

•	20% based on ROIC.

The Committee selected DCM and revenue in support of our strategic objective of profitable growth and added ROIC as a measure because it places greater emphasis on the efficient utilization of capital.

The performance-based restricted stock awards were earned depending on the level of achievement of the performance goals. The tables below show the level of achievement and the related level of payout (between 50% and 150%) attributable to each measure (after adjustments related to the divestitures of our E-Pay and Money Transfer lines of businesses, as required by the terms of the plan). Amounts are interpolated for achievement between the levels provided in the tables.

	Corporate DCM Achievement
Amount	% of Target	Payout %
$ 86,627,789	93.0%	50%
$ 88,211,308	94.7%	75%
$ 89,898,160	96.5%	90%
$ 93,148,160	100.0%	100%
$ 96,398,160	103.5%	110%
$ 100,553,439	108.0%	125%
$ 102,928,717	110.5%	150%

Amount	Corporate Revenue Achievement	Payout %
	% of Target
$1,432,405,440	96.0%	50%
$1,454,786,775	97.5%	75%
$1,492,089,000	100.0%	100%
$1,529,391,225	102.5%	125%
$1,551,772,560	104.0%	150%

	Corporate ROIC Achievement
Amount	% of Target	Payout %
7.53%	94.6%	50%
7.70%	96.7%	75%
7.96%	100.0%	100%
8.48%	106.5%	125%
8.83%	110.9%	150%

If the minimum specified performance goals for 2010 had not been achieved, the performance-based restricted stock awards would have been forfeited. An executive could earn up to 150% of the target number of shares if the maximum specified performance goals for 2010 were achieved. Once the performance-based restricted stock awards are earned, the shares begin to vest in equal annual installments over three years with the first installment vesting in 2011, provided the executive continues to provide services to us.

The following table shows the number of performance-based shares of restricted stock that could have been earned by an executive, depending on the level of achievement of the performance goals (as noted above, Messrs. Blanda and Hale did not receive performance-based restricted stock awards):

Named Executive Officer	Minimum	Target	Maximum
Paul D. Davis	10,846	21,693	32,539
Gregg A. Kaplan	5,984	11,968	17,952
J. Scott Di Valerio	4,488	8,976	13,464
Donald R. Rench	2,169	4,338	6,507

At its meeting in February 2011, the Committee determined that, after adjustments related to the divestitures of our E-Pay and Money Transfer lines of businesses, as required by the terms of the plan, the Company achieved $108,722,000 of DCM for a payout of 150% attributable to this measure, $1,506,440,000 of revenue for a payout of 110% attributable to this measure and 8.86% of ROIC for a payout of 150% attributable to this measure. Accordingly, the Committee established the total amount of restricted stock earned by the Named Executive Officers under their respective performance-based restricted stock awards at 133.8% of target amounts.

Other Benefits and Perquisites.    Executive officers may receive additional benefits and limited perquisites that are (a) similar to those offered to our employees generally or (b) in the Committee’s view, reasonable, competitive, and consistent with our overall executive compensation program. Perquisites are reviewed by the Committee when made. All of our executives are eligible for reimbursement for tax-planning assistance. We provide medical, dental, and group life insurance benefits to each executive officer, similar to those provided to all other employees. Also, as provided to all other employees, we match a portion of each executive’s contribution to his account in the Coinstar 401(k) retirement plan.

Severance and Change of Control

Employment Agreements and Change of Control Agreements.    During 2010, we had employment agreements with Messrs. Davis, Kaplan and Di Valerio and had double-trigger change of control agreements with all of our Named Executive Officers other than Messrs. Blanda and Hale, as described in the section below entitled “Elements of Post-Termination Compensation and Benefits.” Executive officers who do not have an employment agreement serve at the will of the Board of Directors, thus enabling the Board to remove an executive officer whenever it is in our best interests, with full discretion on any severance package (excluding vested benefits). The Committee believes that the benefits provided under the employment agreements and change of control agreements are reasonable in light of all relevant circumstances, including each individual’s past employment experience, his desired terms and conditions of employment, similar benefits offered by similarly situated peer group companies, and the strategic importance of his respective position, including stability and retention. The Committee believes that the employment agreements were necessary in order to attract and retain the executives and that the change of control agreements are necessary in order to retain and maintain stability among the executive group in the event of a potential or actual change of control. The Committee and outside consultants reviewed the agreements at the time they were entered into in order to determine current market terms for the particular executive.

Equity Awards.    As described in more detail in the section below entitled “Elements of Post-Termination Compensation and Benefits,” certain equity awards to our Named Executive Officers accelerate (in full or in part) upon certain company transactions (single-trigger) or, in some cases, upon termination of employment after certain company transactions (double-trigger). The single-trigger arrangements were limited to our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer for equity awards made between December 2005 and February 2010. In March 2010, we adopted double-trigger arrangements for new equity awards provided to all of our executive officers under the 1997 Plan. These arrangements are designed to facilitate the retention of critical employees during a transaction, to motivate management to obtain the best price for our Company, thereby aligning their interests with the interests of our stockholders, and to align with emerging governance trends. Under either arrangement, if an executive were to leave prior to the completion of the change of control, unvested awards held by the executive would terminate.

Tax Gross-Ups.    The Company does not provide executive officers with a tax gross-up to cover personal income taxes that may apply to any severance or change of control benefits.

Retention Arrangements

To help ensure the success of the transition after Coinstar acquired the remaining interests in Redbox, it was important for Mr. Kaplan and Mr. Hale to remain with the Company after the transaction. Accordingly, in 2009, we entered into a letter agreement, as amended, with each of Mr. Kaplan and Mr. Hale. In determining the retention amounts and terms for these agreements, the Committee considered prior long-term incentive arrangements at Redbox, existing compensation practices at the Company, and the importance of retaining key talent for the Redbox line of business.

The letter agreement with Mr. Kaplan provides for the grant of a stock option for 92,053 shares in 2009 and the following cash payments on the following dates subject to Mr. Kaplan’s continuous employment with the Company: (a) through February 26, 2010, $1,667,979; (b) through February 26, 2011, $588,698; and (c) through February 26, 2012, $294,349. The letter agreement with Mr. Kaplan provides that the cash payments will accelerate if, before February 26, 2012, his employment or service relationship with the Company is terminated by the Company without cause or by him with good reason. The letter agreement with Mr. Kaplan further provides that the stock option will accelerate if, before March 19, 2013, his employment or service relationship with the Company is terminated by the Company without cause or by him with good reason.

The letter agreement with Mr. Hale provides for the grant of a stock option for 11,793 shares in 2009 and the following cash payments on the following dates subject to Mr. Hale’s continuous employment with the Company: (a) through February 26, 2010, $213,658; (b) through February 26, 2011, $82,836; and (c) through February 26, 2012, $39,273. Mr. Hale’s letter agreement does not provide for any acceleration of cash payments or stock options if his employment terminates.

Officer Stock Ownership Guidelines

Because we believe that stock ownership is an essential tool to align management and stockholder interests, we have had stock ownership guidelines in place for our executives since 2003. In December 2010, the Committee and Board of Directors approved revised stock ownership guidelines to increase the ownership levels required of our executives. Under the new guidelines, the Chief Executive Officer must own shares of our common stock equal in value to three times (3x) his annual base salary and all other executive officers must own shares of our common stock equal in value to two times (2x) their annual base salary. Shares that count towards satisfaction of these guidelines include (a) fully vested shares owned directly or indirectly through immediate family members and (b) unvested restricted stock, including time-based restricted stock and performance-based restricted stock where the performance criteria has been achieved. The shares owned are valued at the greater of (a) the price at the time of purchase/acquisition or (b) the current market value. Ownership is measured as of December 1 of each year. Executive officers as of the date the guidelines were adopted are expected to meet the guidelines by December 1, 2015. Persons becoming executive officers after the guidelines were adopted will have until December 1 of the fifth fiscal year after being deemed an executive officer to come into compliance. Executive officers must show progress of at least 20% per year toward the five-year stock ownership target until such target is met. The first measurement date under the new guidelines will be on December 1, 2011.

Other than these stock ownership guidelines, our executive officers are not required to hold the stock for a specific amount of time following exercise or vesting.

Hedging Policy

Directors and executive officers are required to obtain pre-clearance from the Company before entering into any hedging transaction involving the Company’s securities, such as a zero-cost collar or forward sale contract. To date, no director or executive officer of the Company has requested such pre-clearance or entered into such a transaction.

Policy on Reimbursement of Incentive Payments

In March 2009, the Committee approved the Policy on Reimbursement of Incentive Payments, which provides that the Company may, in its discretion, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer or standing officer where: (a) the payment (in shares of the Company’s common stock or otherwise) was predicated upon achieving financial results that were subsequently the subject of a material restatement of the Company’s financial statements filed with the SEC; (b) the Board of Directors or the Committee determines that the individual engaged in intentional misconduct that caused or substantially caused the need for the restatement; and (c) a lower payment would have been made to the individual based upon the restated financial results. In each such case, the Company, in its discretion, may take one or more of the following actions: (a) cancel any or all outstanding annual incentive awards or long-term incentive awards held by such individual; (b) demand that the individual return to the Company any or all cash amounts paid to the individual in settlement of an annual incentive award or any or all shares of the Company’s common stock issued to the individual in settlement of a long-term incentive award; and (c) demand that the individual pay over to the Company any or all of the proceeds received by the individual upon the sale, transfer, or other transaction involving shares of the Company’s common stock issued in settlement of a long-term incentive award.

This policy applies and is effective with respect to any annual incentive plan established by the Company with a performance period commencing on or after January 1, 2009 and any long-term incentive awards granted by the Company on or after January 1, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Deborah L. Bevier, Chairperson (through May 30, 2010)

Ronald B. Woodard, Chairperson (as of June 1, 2010)

Arik A. Ahitov

Robert D. Sznewajs

NAMED EXECUTIVE OFFICER COMPENSATION

2010 Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2010, compensation earned by our Chief Executive Officer, our Chief Financial Officer, our former Interim Chief Financial Officer, and the other three individuals who served as executive officers as of December 31, 2010 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Paul D. Davis Chief Executive Officer and Director	2010 2009 2008	$683,333 555,000 294,102	$61,500 388,278 199,285	(1)	$1,014,979 909,957 508,182	(2)	$648,979 411,988 937,000	(3)	$401,144 — —	(4)	$9,133 9,300 8,300	(5)	$2,819,068 2,274,523 1,946,869

Gregg A. Kaplan (6) President and Chief Operating Officer	2010 2009	$446,667 411,717	$1,708,179 300,132	(1)	$559,959 419,913	(2)	$358,054 1,036,108	(3)	$262,211 —	(4)	$9,800 —	(5)	$3,344,870 2,167,870

James A. Blanda (7) Former Interim Chief Financial Officer	2010 2009	— —	— —		— —		— —		— —		$120,892 182,858	(8)	$120,892 182,858

J. Scott Di Valerio (9) Chief Financial Officer	2010	$428,076	$40,500	(1)	$419,979	(2)	$278,975	(3)	$264,168	(4)	$16,600	(5)	$1,448,298

Donald R. Rench (10) Chief Legal Officer, General Counsel and Corporate Secretary	2010 2009 2008	$298,394 265,360 247,503	$29,541 92,823 83,855	(1)	$202,970 153,939 94,197	(2)	$129,799 69,752 127,591	(3)	$131,376 — —	(4)	$9,800 8,123 9,932	(5)	$801,881 589,997 563,078

Timothy J. Hale (11) Interim Chief Customer Officer	2010	$190,667	$213,658	(12)	$64,976	(2)	—		$80,528	(13)	$6,219	(5)	$556,048

(1)	Amount reflects the payout under the individual performance component of the 2010 Incentive Compensation Plan, which is further described in “Compensation Discussion and Analysis.” In addition, for Mr. Kaplan, amount includes payment of a retention bonus in the amount of $1,667,979 in connection with Coinstar’s acquisition of Redbox in 2009, as further described in “Compensation Discussion and Analysis.”

(2)	Amount reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2010 computed in accordance with FASB ASC Topic 718. Amount includes the grant date fair value of performance-based restricted stock awards at target of $724,980 for Mr. Davis, $399,971 for Mr. Kaplan, $299,978 for Mr. Di Valerio and $144,976 for Mr. Rench, computed in accordance with FASB ASC Topic 718. At the maximum level of achievement, these values would be $1,087,470 for Mr. Davis, $599,957 for Mr. Kaplan, $449,967 for Mr. Di Valerio and $217,464 for Mr. Rench, as further described in “Compensation Discussion and Analysis.” Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report.

(3)	Amount reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2010 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report.

(4)	Amount reflects payout under the company performance component of the 2010 Incentive Compensation Plan, which is further described in “Compensation Discussion and Analysis.”

(5)	Represents 401(k) retirement plan matching contributions.

(6)	Mr. Kaplan was appointed President and Chief Operating Officer effective April 1, 2009.

(7)	Mr. Blanda served as Interim Chief Financial Officer from November 10, 2009 to March 1, 2010.

(8)	Represents amount paid to Tatum, an executive services and consulting firm where Mr. Blanda is a partner.

(9)	Mr. Di Valerio was hired in January 2010, and assumed the position of Chief Financial Officer on March 2, 2010.

(10)	Mr. Rench received the title of Chief Legal Officer in April 2011.

(11)	Mr. Hale assumed the position of Interim Chief Customer Officer in May 2010.

(12)	Represents payment of a retention bonus in connection with Coinstar’s acquisition of Redbox in 2009, as further described in “Compensation Discussion and Analysis.”

(13)	Represents payout under a non-executive officer short-term incentive plan, as further described in the “Compensation Discussion and Analysis.”

2010 Grants of Plan-Based Awards Table

The following table shows equity awards granted to our Named Executive Officers under the 1997 Plan and non-equity incentive plan compensation under the 2010 Incentive Compensation Plan, during the fiscal year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul D. Davis	2/24/10							9,761			289,999
	2/24/10								43,939	29.71	648,979
	3/30/10				10,846	21,693	32,539				724,980
		—	328,000	656,000

Gregg A. Kaplan	2/24/10							5,385			159,988
	2/24/10								24,242	29.71	358,054
	3/30/10				5,984	11,968	17,952				399,971
		—	214,400	428,800

James A. Blanda	—										—

J. Scott Di Valerio	1/19/10							4,471			120,001
	1/19/10								20,619	26.84	278,975
	3/30/10				4,488	8,976	13,464				299,978
		—	216,000	432,000

Donald R. Rench	2/24/10							1,952			57,994
	2/24/10								8,788	29.71	129,799
	3/30/10				2,169	4,338	6,507				144,976
		—	107,421	214,843

Timothy J. Hale	2/24/10							2,187			64,976
		—	66,733	133,466

(1)	For Messrs. Davis, Kaplan, Di Valerio and Rench, these columns show the target and maximum payouts (no threshold levels apply) under the company performance component of the 2010 Incentive Compensation Plan (for executive officers) and exclude the potential payouts under the individual performance component, which was discretionary. For Mr. Hale, these columns show the target and maximum payouts (no threshold levels apply) under the 2010 Incentive Compensation Plan (for non-executive officers). For additional information regarding these awards, see “Compensation Discussion and Analysis.”

(2)	These columns show the threshold, target, and maximum payouts under 2010 performance-based restricted stock awards. The awards granted in 2010 were earned in February 2011, with Messrs. Davis, Kaplan, Di Valerio and Rench earning 133.8% of target amounts. For additional information regarding performance-based restricted stock awards, see “Compensation Discussion and Analysis.”

Employment Agreements

Paul D. Davis, Chief Executive Officer.    In April 2008, the Company entered into an employment agreement with Paul D. Davis in connection with his hire as our Chief Operating Officer; this agreement was amended on December 31, 2008 for compliance with Section 409A of the Code and amended and restated as of April 1, 2009 in connection with his promotion to Chief Executive Officer. Under the terms of the employment agreement, as amended and restated, the Company agreed to pay Mr. Davis an initial annual base salary of $600,000 in connection with his promotion to Chief Executive Officer, subject to possible increase at the discretion of the Compensation Committee. Mr. Davis is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Davis’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

Gregg A. Kaplan, President and Chief Operating Officer.    In April 2009, the Company entered into an employment agreement with Gregg A. Kaplan, in connection with his hire as our President and Chief Operating Officer. Under the terms of the employment agreement, the Company agreed to pay Mr. Kaplan an initial annual base salary of $430,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Kaplan is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Kaplan’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.” Additionally, in April 2009, the Company entered into a letter agreement with Mr. Kaplan, as amended in May 2009, which provided for a stock option to purchase 92,053 shares of Coinstar’s common stock in 2009 and certain cash payments in 2010, 2011 and 2012, subject to continued employment, as described in “Compensation Discussion and Analysis” and below in the section entitled “Elements of Post-Termination Compensation and Benefits.”

James A. Blanda, former Interim Chief Financial Officer.    In September 2009, the Company entered into an interim services agreement with Tatum, an executive services and consulting firm where James A. Blanda is a partner. Pursuant to the agreement, the Company agreed to pay Tatum $58,000 per month for Mr. Blanda’s financial consulting services to the Company and his service as Interim Chief Financial Officer. The Company also agreed to pay Tatum an administrative fee equal to 2% of the fees payable for Mr. Blanda’s services and to reimburse Mr. Blanda directly for all reasonable travel and out-of-pocket expenses incurred in connection with the agreement.

J. Scott Di Valerio, Chief Financial Officer.    In January 2010, the Company entered into an employment agreement with J. Scott Di Valerio, in connection with his hire as our Chief Financial Officer. Under the terms of the employment agreement, the Company agreed to pay Mr. Di Valerio an initial annual base salary of $450,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Di Valerio is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Di Valerio’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

Timothy J. Hale, Interim Chief Customer Officer.    In April 2009, the Company entered into a letter agreement with Timothy J. Hale, which provided for a stock option to purchase 11,793 shares of Coinstar’s common stock in 2009 and certain cash payments in 2010, 2011 and 2012, subject to continued employment, as described in “Compensation Discussion and Analysis.”

2010 Incentive Compensation Plans

For 2010, short-term incentive awards were granted to Messrs. Davis, Kaplan, Di Valerio and Rench under the 2010 Incentive Compensation Plan (for executive officers) and to Mr. Hale under the 2010 Incentive Compensation Plan (for non-executive officers). The 2010 awards for Messrs. Davis, Kaplan, Di Valerio and Rench consisted of cash awards tied to two components—Company performance and individual performance. The 2010 award for Mr. Hale consisted of a cash award tied to three components—Company performance, department performance and individual performance. For additional information regarding the 2010 Incentive Compensation Plans, see “Compensation Discussion and Analysis.”

1997 Amended and Restated Equity Incentive Plan

Long-term incentives awarded to Messrs. Davis, Kaplan, Di Valerio and Rench in 2010 consisted of equity compensation in the form of stock options, time-based restricted stock awards, and performance-based restricted stock awards under the 1997 Plan. Long-term incentives awarded to Mr. Hale in 2010 consisted of equity compensation in the form of time-based restricted stock under the 1997 Plan. Awards of time-based restricted stock vest (and are no longer subject to forfeiture) in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The term of the options granted to Messrs. Davis, Kaplan and Rench is ten years and the term of the option granted to Mr. Di Valerio is five years. Options vest in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The exercise price for the option grants is equal to the closing price on the date of grant. Restricted stock under the performance-based restricted stock awards is earned based on the level of achievement of specified performance goals. Once earned, the restricted stock vests in three equal annual installments, provided that the executive continues to provide services to us. For additional information regarding the performance-based restricted stock, see “Compensation Discussion and Analysis.”

Cash Compensation in Proportion to Total Compensation

The proportion of cash compensation compared to total compensation varies among the Named Executive Officers. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility. For example, those Named Executive Officers who have a greater ability to influence Coinstar’s performance generally will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options, time-based restricted stock awards, and performance-based restricted stock. The lower the level of influence of an executive, generally the higher the percentage of his total compensation is in the form of base salary with a correspondingly lower percentage of stock options, time-based restricted stock awards, and performance-based short-term incentives. Accordingly, executive compensation for higher-level executives generally is set to align closely with stockholders’ and Coinstar’s long-term shared interests. In 2010, the percentage of total cash compensation as compared to total compensation was as follows: Mr. Davis, 41%; Mr. Kaplan, 72%; Mr. Di Valerio, 51%; Mr. Rench, 57%; and Mr. Hale, 87%. Mr. Blanda did not receive any compensation directly from the Company. Messrs. Kaplan and Hale received certain cash retention payments in 2010 as described under “Retention Arrangements” in “Compensation Discussion and Analysis,” increasing the percentage of cash payments to those executives.

2010 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the outstanding stock options and unvested stock awards held by each Named Executive Officer as of December 31, 2010.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Name	Exercisable		Unexercisable
Paul D. Davis	33,748	(3)	50,000	(3)	30.82	4/7/2013
	—		33,623	(4)	29.10	3/19/2014
	—		43,939	(5)	29.71	2/24/2020
							5,000	(6)	282,200
							2,626	(7)	148,211
							6,698	(8)	378,035
							22,339	(9)	1,260,813
							9,761	(10)	550,911
							29,025	(11)	1,638,171
Gregg A. Kaplan	5,172	(4)	15,518	(4)	29.10	3/19/2014
	23,013	(4)	69,040	(4)	29.10	3/19/2014
	—		24,242	(5)	29.71	2/24/2020
							3,090	(8)	174,400
							10,309	(9)	581,840
							5,385	(10)	303,929
							16,013	(11)	903,774
James A. Blanda	—		—
J. Scott Di Valerio	—		20,619	(12)	26.84	1/19/2015
							4,471	(13)	252,343
							12,010	(11)	677,844
Donald R. Rench	5,000		—		30.00	8/8/2012
	9,056		—		22.60	12/19/2012
	13,000		—		18.19	1/2/2014
	13,800		—		24.90	1/13/2015
	3,817	(14)	3,212	(14)	30.07	2/2/2012
	6,758	(15)	6,758	(15)	31.94	2/20/2013
	1,897	(4)	5,693	(4)	29.10	3/19/2014
	—		8,788	(5)	29.71	2/24/2020
							525	(16)	29,631
							681	(17)	38,436
							570	(7)	32,171
							1,133	(8)	63,947
							3,780	(9)	213,343
							1,952	(10)	110,171
							5,804	(11)	327,578
Timothy J. Hale			1,688	(4)	29.10	3/19/2014
			8,845	(4)	29.10	3/19/2014
							338	(8)	19,077
							1,119	(9)	63,156
							2,187	(10)	123,434

(1)	The per share option exercise price represents the closing price of the Company’s common stock on the date of grant.

(2)	Market value was determined by multiplying the number of shares of stock by $56.44 (the closing price of the Company’s common stock on December 31, 2010).

(3)	This option was granted on April 7, 2008 pursuant to the 1997 Plan with a term of five years, and the award vests over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(4)	These options were granted on March 19, 2009 pursuant to the 1997 Plan with a term of five years, and the awards vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(5)	These options were granted on February 24, 2010 pursuant to the 1997 Plan with a term of ten years, and the awards vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(6)	Represents the unvested portion of an award made on April 7, 2008 pursuant to the 1997 Plan that vests 25% one year from the award date and 25% annually thereafter.

(7)	Represents the unvested portions of performance-based restricted stock awards earned on February 25, 2009 (for 2008 performance) pursuant to the 1997 Plan that vest 33.33% on March 1, 2009 and 33.33% annually thereafter.

(8)	Represents the unvested portions of awards made on March 19, 2009 pursuant to the 1997 Plan that vest 25% one year from the award date and 25% annually thereafter.

(9)	Represents the unvested portions of performance-based restricted stock awards earned on February 24, 2010 (for 2009 performance) pursuant to the 1997 Plan that vest 33.33% on March 19, 2010 and 33.33% annually thereafter.

(10)	Represents the unvested portions of awards made on February 24, 2010 pursuant to the 1997 Plan that vest 25% one year from the award date and 25% annually thereafter.

(11)	Represents the unvested portions of performance-based restricted stock awards made on February 24, 2010 pursuant to the 1997 Plan that were earned for 2010 performance at 133.8% of target and that vest 33.33% on March 30, 2011 and 33.33% annually thereafter.

(12)	This option was granted on January 19, 2010 pursuant to the 1997 Plan with a term of five years, and the award vests over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(13)	Represents the unvested portions of awards made on January 19, 2010 pursuant to the 1997 Plan that vest 25% one year from the award date and 25% annually thereafter.

(14)	This option was granted on February 2, 2007 pursuant to the 1997 Plan with a term of five years, and the award vests over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(15)	This option was granted on February 20, 2008 pursuant to the 1997 Plan with a term of five years, and the award vests over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(16)	Represents the unvested portion of an award made February 2, 2007 pursuant to the 1997 Plan that vests 25% one year from the award date and 25% annually thereafter.

(17)	Represents the unvested portion of an award made February 20, 2008 pursuant to the 1997 Plan that vests 25% one year from the award date and 25% annually thereafter.

2010 Option Exercises and Stock Vested Table

The following table shows for the fiscal year ended December 31, 2010 the options exercised and restricted stock vested for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Paul D. Davis	27,459	786,007	18,530	600,636
Gregg A. Kaplan	—	—	6,186	201,787
James A. Blanda	—	—	—	—
J. Scott Di Valerio	—	—	—	—
Donald R. Rench	35,465	1,179,900	4,046	124,300
Timothy J. Hale	3,510	67,019	673	21,953

(1)	Based on the difference between the fair market value of Coinstar common stock at the time of exercise and the exercise price of the option.

(2)	Based on the closing price of Coinstar common stock on the vesting date.

Elements of Post-Termination Compensation and Benefits

Under certain circumstances, Coinstar will enter into an employment, change of control, transition, and/or retention agreement with an executive officer. Otherwise, executive officers serve at the will of the Board of Directors, enabling the Company to remove an executive officer whenever it is in the best interests of the Company, with full discretion on any severance package (excluding vested compensation and benefits).

Employment Agreements

Messrs. Davis, Kaplan and Di Valerio.    The Company has employment agreements with the Chief Executive Officer, Paul D. Davis, the President and Chief Operating Officer, Gregg A. Kaplan, and the Chief Financial Officer, J. Scott Di Valerio. Each of the agreements provides that the employee will be entitled to the following benefits if the employee is terminated at any time without cause (as defined below), and, for purposes of Mr. Di Valerio’s agreement, he will also be entitled to the following benefits if he terminates his employment for good reason (as defined below):

•	termination payments equal to 12 months’ annual base salary;

•	any unpaid annual base salary that had accrued for services already performed as of the date of termination;

•	for Messrs. Davis and Kaplan, any prorated cash bonus consistent with the existing program for executive officers (provided performance targets applicable for any such bonus are met);

•	for Mr. Di Valerio, a pro rata portion of his annual bonus for the year; and

•

Company payment of the premium for the employee’s and the employee’s spouse’s and dependent children’s COBRA continuation coverage under the Company’s group health plans for a period of up to 12 months.

Termination payments made in connection with a termination without cause, or for good reason with respect to Mr. Di Valerio, will be paid to the employee in 12 equal monthly installments, beginning the month after the employee’s termination, and any unpaid annual base salary and prorated bonus will be paid at the same time such amounts would have been paid had the employee’s employment not been terminated. For one year following the termination of employment, the employee is subject to certain noncompetition provisions. In addition, the employee is subject to certain nondisclosure and nondisparagement provisions. In the event the noncompetition, nondisclosure, and nondisparagement provisions are violated within one year of the date of termination, the employee will forfeit any remaining termination payments described above.

Mr. Kaplan also has termination benefits as discussed above under “Retention Arrangements” in “Compensation Discussion and Analysis.”

For purposes of the employment agreements described above, “cause” is defined as:

•

failure or refusal to carry out the lawful duties of the employee or any directions of the Board of Directors of Coinstar, which directions are reasonably consistent with the duties set forth in the employment agreement to be performed by the employee;

•	violation by the employee of a state or federal criminal law involving the commission of a crime against Coinstar or a felony;

•

current use by the employee of illegal substances; deception, fraud, misrepresentation, or dishonesty by the employee; or any act or omission by the employee that substantially impairs Coinstar’s business, good will, or reputation; or

•	any other material violation of any provision of the employment agreement.

For purposes of Mr. Di Valerio’s employment agreement, “good reason” generally includes any of the following events, provided that within specified time frames Mr. Di Valerio provides the Company with notice, the Company fails to remedy the event or condition, and Mr. Di Valerio actually terminates employment:

•	a material decrease in the employee’s annual base salary;

•	a material decrease in the employee’s authority, duties or responsibilities;

•	a relocation of the employee’s principal place of employment to a location more than 50 miles away; or

•	any other material breach of the agreement.

Change of Control Agreements

Messrs. Davis, Kaplan and Di Valerio.    The Company has change of control agreements with Messrs. Davis, Kaplan and Di Valerio that were entered into in conjunction with the execution of each such executive’s employment agreement described above. The change of control agreements provide that, following a change of control of the Company, the employee’s authority, duties, and responsibilities will be at least reasonably commensurate with the most significant of those held, exercised, and assigned at any time during the 90-day period immediately preceding the date of the change of control. In addition, the employee will be entitled to continued compensation and benefits at levels comparable to those prior to the change of control and reimbursement for all reasonable employment expenses.

If a change of control occurs during the period beginning on the date of the agreement and ending on the date two years following notice from the Company that the Company intends to terminate the agreement, then the executive will be eligible to receive the following benefits if the Company terminates his employment other than for cause (as defined above in their respective employment agreements) or if the executive terminates his employment for good reason (as defined below):

•	the executive’s annual base salary through the date of termination;

•

a prorated bonus calculated as the product of (a) the executive’s annual bonus with respect to the fiscal year in which the date of termination occurs and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365;

•	any compensation previously deferred (together with any accrued interest or earnings thereon);

•	any accrued but unpaid vacation pay; and

•	an amount as separation pay equal to the executive’s annual base salary.

Payments for base salary through the date of termination, the prorated bonus and any accrued but unpaid vacation will be paid in a lump sum within 30 days of the date of termination. Payments of deferred compensation will be paid in accordance with the provisions of the plan under which the compensation was deferred. Payments for the separation pay will be paid in 12 equal monthly installments, beginning the month after termination. If the executive’s employment is terminated by reason of death or total disability, the executive (or the executive’s estate or beneficiary, as applicable in the case of the executive’s death) will receive the executive’s annual base salary through the date of termination, the executive’s prorated bonus (as described above), any compensation previously deferred, and any accrued but unpaid vacation pay. The change of control agreements do not include any provisions relating to the acceleration of equity awards in the event of a change of control. Equity award acceleration in the event of a change of control is discussed below under “Change of Control Provisions in the 1997 Plan.”

Mr. Rench.    The Company has a change of control agreement with our Chief Legal Officer, General Counsel and Corporate Secretary, Donald R. Rench. Under the terms of the change of control agreement, for two years following a change of control (the “Post-Change of Control Period”) of the Company, Mr. Rench’s authority, duties, and responsibilities will be at least reasonably commensurate with the most significant of those held, exercised, and assigned at any time during the 90-day period immediately preceding the date of the change of control. During the Post-Change of Control Period, Mr. Rench will be entitled to continued compensation and benefits at levels comparable to those prior to the change of control and reimbursement for all reasonable employment expenses.

If at any time during the Post-Change of Control Period the Company terminates Mr. Rench’s employment without cause (as defined below), or Mr. Rench terminates employment with good reason (as defined below), Mr. Rench will be entitled to:

•	the same benefits set forth above for Messrs. Davis, Kaplan and Di Valerio; and

•	Company payment of the premiums for his and his spouse’s and dependent children’s COBRA continuation coverage under the Company’s group health plans for a period of up to 12 months.

Payments for base salary through the date of termination, the prorated bonus and any accrued but unpaid vacation pay will be paid in a lump sum within 30 days of the date of termination. Payments of deferred compensation will be paid in accordance with the provisions of the plan under which the compensation was deferred. Payments for the separation pay will be paid in 12 equal monthly installments, beginning the month after termination. If Mr. Rench’s employment terminates by reason of death or total disability during the Post-Change of Control Period, Mr. Rench (or his estate or beneficiary, as applicable in the case of his death) will receive his annual base salary through the date of termination, his prorated bonus (as described above), any compensation previously deferred, and any accrued but unpaid vacation pay. Similar to the agreements with Messrs. Davis, Kaplan and Di Valerio, the change of control agreement with Mr. Rench does not include any provisions relating to the acceleration of equity awards in the event of a change of control. Equity award acceleration in the event of a change of control is discussed below under “Change of Control Provisions in the 1997 Plan.”

For purposes of Mr. Rench’s change of control agreement, “cause” is defined as:

•

failure or refusal to carry out the lawful duties of Mr. Rench or any directions of the Board of Directors of Coinstar, which directions are reasonably consistent with the duties to be performed by Mr. Rench;

•	violation by Mr. Rench of a state or federal criminal law involving the commission of a crime against Coinstar or a felony;

•

current use by Mr. Rench of illegal substances; deception, fraud, misrepresentation, or dishonesty by Mr. Rench; or any act or omission by Mr. Rench that substantially impairs Coinstar’s business, good will, or reputation; or

•	any material violation of the confidentiality, noncompetition, and/or nonsolicitation provisions to which Mr. Rench is bound.

For purposes of all of the change of control agreements, “good reason” generally includes any of the following events, provided that within specified time frames the employee provides the Company with notice, the Company fails to remedy the event or condition, and the employee actually terminates employment:

•	a decrease in the employee’s annual base salary;

•	a decrease in the employee’s authority, duties, or responsibilities;

•	a relocation of the employee’s principal place of employment more than 50 miles away;

•

with respect to Messrs. Davis, Kaplan and Di Valerio, the failure of the Company to comply with and satisfy the assignment provisions in the applicable employment agreement, subject to certain notice requirements; or

•	any other material breach of the employee’s change of control agreement or employment agreement, as applicable.

For purposes of all of the change of control agreements, “change of control” is generally defined as:

•	a board change in which individuals who constitute the board as of the date of the agreement cease to constitute at least a majority of the board;

•

the acquisition by any individual, entity, or group of beneficial ownership of (a) 20% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is not approved in advance by a majority of the incumbent directors, or (b) 33% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is approved in advance by a majority of incumbent directors;

•	consummation of a reorganization, merger, or consolidation approved by the stockholders; or

•	consummation of a complete liquidation, dissolution, or the sale or other disposition of all or substantially all of the assets approved by the stockholders.

Change of Control Provisions in the 1997 Plan.    The 1997 Plan provides that the plan administrator retains the discretion to do one or more of the following in the event of a merger, reorganization, or sale of substantially all of the assets of Coinstar:

•

arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise;

•	shorten the period during which options are exercisable;

•	accelerate any vesting schedule to which an option is subject; or

•	cancel vested options in exchange for a cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event.

The Compensation Committee has granted stock options and restricted stock awards under the 1997 Plan to certain executive officers that provide for accelerated vesting upon a merger, reorganization, or sale of substantially all of the assets of Coinstar, as follows:

•

Unvested options held by our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer granted in or before February 2010, except for the option granted to Mr. Kaplan as part of his retention arrangement with the Company, fully accelerate in vesting, and the unvested time-based restricted stock awards and earned performance-based restricted stock awards granted to them in or before February 2010 are no longer subject to forfeiture. In March 2010, we adopted double-trigger arrangements for new equity awards provided to these executive officers under the 1997 Plan. Under the new double-trigger arrangements for our Chief Executive Officer, Chief Operating Officer, and

Chief Financial Officer, unvested options fully accelerate in vesting and, with respect to the time-based and earned performance-based restricted stock, are no longer subject to forfeiture, if a successor company does not assume or substitute such awards. In the event that the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within two years of the transaction without cause or by the executive for good reason, 100% of the unvested options automatically vest and, with respect to the time-based and earned performance-based restricted stock, are no longer subject to forfeiture. For purposes of these awards, “cause” and “good reason” are defined below.

•

Unvested options held by Messrs. Rench and Hale fully accelerate in vesting and, with respect to the time-based and earned performance-based restricted stock, are no longer subject to forfeiture, if a successor company does not assume or substitute such awards. In the event the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within one year of the transaction without cause or by the executive for good reason, 50% of the unvested portions of the options automatically vest and, with respect to the time-based and earned performance-based restricted stock, are no longer subject to forfeiture. For purposes of these awards, “cause” and “good reason” are defined below.

•

“Cause” is defined as dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the plan administrator, and its determination will be conclusive and binding.

•

“Good reason” is defined as the occurrence of any of the following events or conditions and the failure of the successor company to cure any such event or condition within 30 days after receipt of written notice from the employee:

•

a change in the employee’s status, position, or responsibilities (including reporting responsibilities) that, in the employee’s reasonable judgment, represents a substantial reduction in the status, position, or responsibilities as in effect immediately prior thereto; the assignment to the employee of any duties or responsibilities that, in the employee’s reasonable judgment, are materially inconsistent with such status, title, position, or responsibilities; or any removal of the employee from or failure to reappoint or reelect the employee to any of such positions, except in connection with the termination of the employee’s employment for cause, as a result of his or her disability or death, or by the employee other than for good reason;

•	a reduction in the employee’s annual base salary;

•

the successor company’s requiring the employee (without the employee’s consent) to be based at any place outside a 50-mile radius of his or her place of employment prior to the transaction, except for reasonably required travel on the successor company’s business that is not materially greater than such travel requirements prior to the transaction;

•

the successor company’s failure to (a) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the employee was participating at the time of the transaction or (b) provide the employee with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the transaction;

•	any material breach by the successor company of its obligations to the employee under the 1997 Plan or any substantially equivalent plan of the successor company; or

•	any purported termination of the employee’s employment or service relationship for cause by the successor company that is not in accordance with the definition of cause under the 1997 Plan.

•

The option for 92,053 shares granted to Mr. Kaplan as part of his retention arrangement with the Company includes similar provisions as the options granted to Messrs. Rench and Hale described above, but includes the additional acceleration provision described above under “Retention Arrangements” in “Compensation Discussion and Analysis.”

Potential Payments Upon Termination or Change of Control Table

The following table shows the estimated incremental compensation for those Named Executive Officers employed by the Company as of December 31, 2010 in the event a termination or change of control had occurred on that date. The table does not include benefits generally available to all employees or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change of control event had occurred. Actual amounts payable can only be determined at the time of termination or change of control.

Mr. Blanda terminated service with the Company on March 1, 2010. He received no compensation or benefits in connection with his termination.

Name	Benefit	Before Change of Control Termination Without Cause or for Good Reason	Change of Control (1)
Paul D. Davis	Cash Severance (2)	$700,000	$700,000
	Restricted Stock Acceleration (3)	—	4,258,342
	Stock Option Acceleration (4)	—	3,374,742
	Health and Benefits (5)	18,575	—

	Total	$718,575	$8,333,084

Gregg A. Kaplan	Cash Severance (2)	$450,000	$450,000
	Restricted Stock Acceleration (3)	—	1,963,943
	Stock Option Acceleration (4)	1,887,554	2,959,804
	Health and Benefits (5)	18,575	—
	Accelerated Retention Incentive (6)	883,048	883,048

	Total	$3,239,177	$6,256,795

J. Scott Di Valerio	Cash Severance (2)	$450,000	$450,000
	Restricted Stock Acceleration (3)	—	930,188
	Stock Option Acceleration (4)	—	610,322
	Health and Benefits (5)	15,483	—

	Total	$465,483	$1,990,510

Donald R. Rench	Cash Severance (2)	—	$305,000
	Restricted Stock Acceleration (3)	—	815,277
	Stock Option Acceleration (4)	—	640,821
	Health and Benefits (5)	—	17,438

	Total	—	$1,778,536

Timothy J. Hale	Cash Severance (2)	—	$—
	Restricted Stock Acceleration (3)	—	205,667
	Stock Option Acceleration (4)	—	287,972
	Health and Benefits (5)	—	—

	Total	—	$493,639

(1)	Except for the restricted stock and option acceleration, the amounts in this column assume termination of employment in connection with, or within a designated period after, a change of control.

(2)	Amount reflects cash severance of one year’s annual base salary based on the executive’s 2010 annual base salary.

(3)	Calculated by multiplying the number of accelerated shares of restricted stock by $56.44 (the closing price of the Company’s common stock on December 31, 2010). For purposes of the amounts reflected in the table, the number of performance-based restricted stock actually earned for 2010 is reflected, and we have assumed that the surviving company refused to assume or substitute the awards.

(4)	Calculated by multiplying the number of options subject to acceleration by $56.44 (the closing price of the Company’s common stock on December 31, 2010) less the option exercise price of the stock option grant. For purposes of the amounts reflected in the table, we have assumed that the surviving company refused to assume or substitute the awards.

(5)	Amount reflects the payment of COBRA premiums for 12 months following termination.

(6)	Amount reflects the accelerated cash incentive payments provided for under Mr. Kaplan’s retention letter agreement.

POLICIES AND PROCEDURES FOR THE REVIEW AND APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers and the beneficial owners of 5% of our common stock or other voting securities are expected to disclose to our General Counsel the material facts of any transaction that could potentially be considered a related person transaction promptly on gaining knowledge that the transaction may occur or has occurred. The Audit Committee is authorized to administer this policy, and may amend, modify, and interpret this policy, and take such other action in connection with the administration of the policy, as it deems necessary or desirable; provided, however, any material amendments or modifications to this policy will be recommended to the full Board for its review and approval.

A related person transaction generally is defined as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S-K.

Any potential related person transaction reported to or otherwise made known to the General Counsel is reviewed according to the following procedures:

•

If the General Counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is not required under the SEC’s related person transaction requirement, the transaction will be deemed approved and will be reported to the Audit Committee at its next scheduled meeting.

•

If disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is required under the SEC’s related person transaction requirement, the General Counsel will submit the transaction to the chairperson of the Audit Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The chairperson is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $1 million or when it would not be practicable in the judgment of the chairperson and General Counsel to wait for the next Audit Committee meeting to review the transaction.

•	If the transaction is outside the chairperson’s authority, the chairperson will submit the transaction to the Audit Committee for review and approval or ratification.

•

If the transaction to be reviewed and acted upon by the Audit Committee involves a member of the Audit Committee (including the chairperson), the involved member shall recuse himself or herself from deliberations related to the transaction and the other members of the Audit Committee shall take appropriate action.

When determining whether to approve or ratify a related person transaction, the chairperson of the Audit Committee or the Audit Committee, as applicable, will review relevant facts regarding the related person transaction, including:

•	the extent of the related person’s interest in the transaction;

•	whether the terms are comparable to those generally available in arm’s-length transactions; and

•	whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is ongoing or is part of a series of transactions, the chairperson or the Audit Committee, as applicable, may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the chairperson or the Audit Committee, as applicable, will review the transaction on a regular basis (at least annually).

If any related person transaction is not approved or ratified, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

The REEIP Purchase Agreement (as defined below) was not a related person transaction at the time of execution. Entry into the REEIP Purchase Agreement was considered and approved by the full Board of Directors. The terms of the Kaplan Letter Agreement and the Hale Letter Agreement (each as defined below) were considered and approved by the Compensation Committee. Redbox is currently a wholly-owned subsidiary of the Company and the Audit Committee is aware of each of the transactions described below relating to Redbox and Mr. Kaplan and Mr. Hale.

Related Person Transactions

Pursuant to a Purchase and Sale Agreement (the “REEIP Purchase Agreement”) dated as of February 26, 2009 between Coinstar and Redbox Employee Equity Incentive Plan, LLC (the “REEIP”), Coinstar purchased the outstanding non-voting interests in Redbox held by the REEIP at a closing held on February 26, 2009 (the “Closing”). In connection with the REEIP Purchase Agreement, as a member of the REEIP, Gregg A. Kaplan, Coinstar’s President and Chief Operating Officer, received at the Closing 38,167 shares of Coinstar’s stock valued at $27.7433 per share and cash payments of $1,863,843 on April 30, 2009, $239,685 on May 29, 2009 and $262,477 on August 31, 2009. In addition, pursuant to the REEIP Purchase Agreement, Mr. Kaplan was entitled to receive an additional payment in cash and/or shares of Coinstar’s stock valued at up to approximately $2.6 million upon termination of his employment under certain circumstances within one year of the Closing; however, Mr. Kaplan’s right to receive such additional payments was terminated pursuant to the letter agreement described below.

Coinstar entered into a letter agreement with Mr. Kaplan dated as of April 1, 2009, and an amendment to the letter agreement with Mr. Kaplan dated as of May 8, 2009 (collectively, the “Kaplan Letter Agreement”). Pursuant to the Kaplan Letter Agreement, Mr. Kaplan released Coinstar and its subsidiaries (including Redbox) (together, the “Company Parties”) from any claims arising in connection with any agreements, activities, or arrangements with or relating to the Company Parties, except for claims arising after the date of the Kaplan Letter Agreement. In addition, the Kaplan Letter Agreement confirmed that the Compensation Committee had granted Mr. Kaplan cash payments to be made on the following dates subject to continuous employment with Coinstar: (a) through February 26, 2010, $1,667,979; (b) through February 26, 2011, $588,698; and (c) through February 26, 2012, $294,349 ((a), (b) and (c), collectively, the “Kaplan Cash Incentive”), except that the Kaplan Cash Incentive will fully vest and be payable without regard to his continued employment by Coinstar if Coinstar terminates Mr. Kaplan’s employment other than for “cause” (as defined in Mr. Kaplan’s employment agreement, discussed above in the section entitled “Elements of Post-Termination Compensation and Benefits”) or Mr. Kaplan terminates his employment for “good reason” (as defined in Mr. Kaplan’s change of control agreement, discussed above in the section entitled “Elements of Post-Termination Compensation and Benefits”)

before February 26, 2012. The Kaplan Letter Agreement also confirmed that the Compensation Committee had granted Mr. Kaplan a stock option to purchase 92,053 shares of Coinstar’s common stock, with an exercise price equal to the closing price of Coinstar’s common stock on the date of grant and vesting over a four-year period, except that the option will become fully vested and exercisable if Coinstar terminates his employment other than for cause or Mr. Kaplan terminates his employment for good reason before March 19, 2013.

In connection with the REEIP Purchase Agreement, as a member of the REEIP, Timothy J. Hale, Coinstar’s Interim Chief Customer Officer, received at the Closing 3,856 shares of Coinstar’s stock valued at $27.7433 per share and cash payments of $234,714 on April 30, 2009, $30,183 on May 29, 2009, and $33,053 on August 31, 2009.

Coinstar entered into a letter agreement with Mr. Hale dated as of April 10, 2009 (the “Hale Letter Agreement”). Pursuant to the Hale Letter Agreement, Mr. Hale released the Company Parties from any claims arising in connection with any agreements, activities, or arrangements with or relating to the Company Parties, except for claims arising after the date of the Hale Letter Agreement. In addition, the Hale Letter Agreement confirmed that the Compensation Committee had granted Mr. Hale cash payments to be made on the following dates subject to continuous employment with Coinstar: (a) through February 26, 2010, $213,658; (b) through February 26, 2011, $82,836; and (c) through February 26, 2012, $39,272. The Hale Letter Agreement also confirmed that the Compensation Committee had granted Mr. Hale a stock option to purchase 11,793 shares of Coinstar’s common stock, with an exercise price equal to the closing price of Coinstar’s common stock on the date of grant and vesting over a four-year period.

ADDITIONAL INFORMATION

Code of Conduct and Code of Ethics

Coinstar’s Board of Directors has adopted a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller (or persons performing similar functions) and a Code of Conduct that applies to all directors, officers, and employees of the Company. A copy of each is available on the Investor Relations section of Coinstar’s website at www.coinstarinc.com. Material amendments to and waivers from either, if any, will be disclosed on the Investor Relations section of Coinstar’s website.

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2012 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on Wednesday, December 28, 2011. As prescribed by current Rule 14a-8(b) under the Exchange Act, a stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2012 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of our 2011 Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between the close of business on Friday, March 2, 2012 and the close of business on Monday, April 2, 2012. A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our proxy statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Stockholder-Recommended Director Nominees

The Nominating Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

As required by our Bylaws, stockholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act, the written consent of the director nominee to be named as a nominee and to serve as a director if elected, and a statement whether such person, if elected, intends to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which such person would face re-election and (ii) the acceptance of such resignation by a committee of our independent directors. Evaluation of any such recommendations is the responsibility of the Nominating Committee. In the event of any stockholder recommendations, the Nominating Committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

Stockholders may contact the Board of Directors as a group or any individual director by sending written correspondence to the following address: Board of Directors—Coinstar, Inc., Attn: General Counsel, 1800 114th Avenue S.E., Bellevue, Washington 98004 or by email at AskBoard@Coinstar.com. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed.

APPENDIX A

COINSTAR, INC.

2011 INCENTIVE PLAN

(As Approved by the Board of Directors on April 11, 2011)

SECTION 1. PURPOSE

The purpose of the Coinstar, Inc. 2011 Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1	Administration of the Plan

(a) The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, and an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

(b) Notwithstanding the foregoing, the Board may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards to Participants who are subject to Section 16 of the Exchange Act or Awards granted pursuant to Section 16 of the Plan. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority has been delegated to administer the Plan.

3.2	Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Award to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (viii) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (ix) delegate ministerial duties to such of the Company’s employees as it so determines; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) In no event, however, shall the Committee have the right, without stockholder approval, to (i) lower the price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 15.1; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an Option or SAR at a time when its strike price exceeds the fair market value of the underlying stock, in exchange for cash, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

(c) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be:

(a) 600,000 shares; plus

(b) any authorized shares (i) not issued or subject to outstanding awards under the Company’s 1997 Amended and Restated Equity Incentive Plan (the “Prior Plan”) on the Effective Date and (ii) subject to outstanding awards under the Prior Plan on the Effective Date that cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares), up to an aggregate maximum of 2,985,055 shares, subject to adjustment from time to time as provided in Section 15.1, which shares shall cease, as of such date, to be available for grant and issuance under the Prior Plan, but shall be available for issuance under the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2	Share Usage

(a) If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to the Company, the shares subject to such Awards and the forfeited shares shall again be available for issuance under the Plan. The following shares shall not become available for issuance under the Plan: (i) shares of Common Stock tendered by Participants as full or partial payment to the Company upon exercise of Options, (ii) shares of Common Stock reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs, and (iii) shares of Common Stock withheld by, or otherwise tendered to, the Company to satisfy a Participant’s tax withholding obligations with respect to the grant, vesting or exercise of an Award. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(d) Notwithstanding the other provisions in this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.

4.3	Limitations

The aggregate number of shares that may be issued pursuant to Awards granted under the Plan (other than Awards of Options or Stock Appreciation Rights) that either (a) contain no restrictions or restrictions based solely on continuous employment or services over fewer than three years (except if accelerated pursuant to a Change of Control or a Termination of Service) or (b) vest over less than one year (except if accelerated pursuant to a Change of Control or a Termination of Service) based on factors other than solely continuous employment or services, shall not exceed 10% of the aggregate maximum number of shares specified in Section 4.1.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1	Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2	Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3	Dividends and Distributions

Participants may, if the Committee so determines, be credited with dividends paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly on the exercise of the Option or Stock Appreciation Right, and must comply with or qualify for an exemption under Section 409A. Also notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must (i) be paid at the same time they are paid to other shareholders and (ii) comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1	Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2	Option Exercise Price

Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and shall not be less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

7.3	Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date. For Incentive Stock Options, the maximum term shall comply with Section 422 of the Code, as specified in Section 8.4.

7.4	Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Committee at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable
After 1 year	25%

Each additional year of continuous service completed thereafter	An additional 25%

After 4 years	100%

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery, as directed by the Company, to the Company or a brokerage firm designated or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Company, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Sections 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5	Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit.

7.6	Effect of Termination of Service

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(a) Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b) Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(i) if the Participant’s Termination of Service occurs for reasons other than Cause, Retirement, Disability or death, the date that is three months after such Termination of Service;

(ii) if the Participant’s Termination of Service occurs by reason of Retirement, Disability or death, the one-year anniversary of such Termination of Service; and

(iii) the Option Expiration Date.

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Committee determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder.

SECTION 9. STOCK APPRECIATION RIGHTS

9.1	Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. A SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. A SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2	Payment of SAR Amount

Upon the exercise of a SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of a SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9.3	Waiver of Restrictions

The Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND

STOCK UNITS

10.1    Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2    Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.3    Waiver of Restrictions

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11. PERFORMANCE AWARDS

11.1    Performance Shares

The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2    Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13. WITHHOLDING

The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld or tendered may not exceed the employer’s minimum required tax withholding rate.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.

SECTION 15. ADJUSTMENTS

15.1    Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (iii) the maximum numbers and kind of securities set forth in Section 16.3; and (iv) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2    Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3    Change of Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change of Control:

(a) If the Change of Control is a Company Transaction in which Awards, other than Performance Shares and Performance Units, could be converted, assumed, substituted for or replaced by the Successor Company, then, if and to the extent that the Successor Company converts, assumes, substitutes or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award. If and to the extent that such Awards are not converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and such Awards shall terminate at the effective time of the Change of Control.

If the Change of Control is not a Company Transaction in which Awards, other than Performance Shares and Performance Units, could be converted, assumed, substituted for or replaced by the Successor Company, all outstanding Awards, other than Performance Shares and Performance Units, shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and shall terminate at the effective time of the Change of Control.

For the purposes of this Section 15.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) All Performance Shares or Performance Units earned and outstanding as of the date the Change of Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any remaining outstanding Performance Shares or Performance Units (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change of Control and shall be payable in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change of Control that is a Company Transaction that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

(d) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4    Further Adjustment of Awards

Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

15.5    No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6 No	Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

15.7    Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan to the contrary, if the Committee determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 16 is applicable to such Award.

16.1    Performance Criteria

If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any affiliate or business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”).

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, and (ix) impairments. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

16.2    Adjustment of Awards

Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.

16.3    Limitations

Subject to adjustment from time to time as provided in Section 15.1, no Covered Employee may be granted Awards other than Performance Units subject to this Section 16 in any calendar year period with respect to more than 500,000 shares of Common Stock for such Awards, except that the Company may make additional onetime grants of such Awards for up to 500,000 shares to newly hired or newly promoted individuals, and the maximum dollar value payable with respect to Performance Units or other awards payable in cash subject to this Section 16 granted to any Covered Employee in any one calendar year is $3,000,000.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 17. AMENDMENT AND TERMINATION

17.1    Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires stockholder approval may be made only by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2    Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the stockholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

17.3    Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

SECTION 18. GENERAL

18.1    No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2    Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.3    Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4    No Rights as a Stockholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5    Compliance with Laws and Regulations

In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in

Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.

18.6    Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7    No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8    Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9    Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10    Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.

18.11    Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

SECTION 19. EFFECTIVE DATE

The effective date (the “Effective Date”) is the date on which the Plan is approved by the stockholders of the Company. If the stockholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, violation of a state or federal criminal law involving the commission of a crime against the Company or a felony, current use of illegal substances, or any act or omission which substantially impairs the Company’s business, good will or reputation, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change of Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 20% or more of either (A) the number of then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), in the case of either (A) or (B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Board, or (ii) 33% or more of either (A) the Outstanding Company Common Stock or (B) the Outstanding Company Voting Securities, in the case of either (A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Board; provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b) a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) consummation of a Company Transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company” means Coinstar, Inc., a Delaware corporation.

“Company Transaction,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of at least 60% of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets,

excluding, however, in each case, a transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 60% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 33% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

“Disability,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 19.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change of Control.”

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Change of Control.”

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change of Control.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Shares or Performance Units granted under Section 11.

“Performance Criteria” has the meaning set forth in Section 16.1.

“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.

“Plan” means the Coinstar, Inc. 2011 Incentive Plan.

“Prior Plan” has the meaning set forth in Section 4.1(b).

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or the Company’s chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Section 409A” means Section 409A of the Code.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a

Termination of Service for purposes of an Award. Unless the Compensation Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

DIRECTIONS AND MAP

2011 Annual Meeting of Stockholders

Coinstar, Inc.

Maplewood Building

in the Bellefield Office Park

1687 114th Avenue S.E.

Bellevue, WA 98004

June 1, 2011 10:00 A.M.

From Interstate 405

Take Exit #12 (SE 8th St.) and turn west at the end of the ramp. Drive approximately 100 yards and turn left at 114th Ave. SE into the Bellefield Office Park. Bear left at the stop sign. The Maplewood Building is the first building on the right.

From Interstate 90

Take Exit #9 (Bellevue Way). Proceed on Bellevue Way and bear right at the second light onto 112th Avenue SE. (There are two 112ths—turn at the second one). Turn right at 15th Street SE into the Bellefield Office Park. Turn right at the stop sign at the end of the bridge. The Maplewood Building is the first building on the right.

COINSTAR, INC.

P.O. BOX 91258

BELLEVUE, WA 98009

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the Annual Meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Annual Meeting. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35571-P07469

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

COINSTAR, INC.

The Board of Directors recommends you vote

FOR the following proposals:

1. Election of Directors

For Against Abstain

Nominees:

1a. Deborah L. Bevier

1b. David M. Eskenazy

1c. Robert D. Sznewajs

2. Approve the Coinstar, Inc. 2011 Incentive Plan.

3. Approve the advisory resolution on the compensation of the Company’s Named Executive Officers.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

4. Advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers.

The Board of Directors recommends you vote FOR the following proposal:

5. Ratify appointment of KPMG LLP as independent registered public accounting firm.

For Against Abstain

1 Year 2 Years 3 Years Abstain

For Against Abstain

NOTE: THE PROXIES SHALL HAVE DISCRETIONARY AUTHORITY TO VOTE UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M35572-P07469

COINSTAR, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 1, 2011

The undersigned hereby appoints Deborah L. Bevier and Donald R. Rench, and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Coinstar, Inc. held of record by the undersigned on April 4, 2011, at the Annual Meeting of Stockholders of Coinstar, Inc. to be held at the Maplewood Building in the Bellefield Office Park, 1687 114th Avenue S.E., Bellevue, Washington 98004 on Wednesday, June 1, 2011, at 10:00 a.m. local time and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting.

IMPORTANT - PLEASE DATE AND SIGN ON THE REVERSE SIDE.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL PROPOSALS REFERRED TO ON THE REVERSE SIDE.

Continued and to be signed on reverse side